 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-259933
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Business Bank of Florida, Corp.:
On August 23, 2021, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, Business Bank of Florida, Corp., or Business Bank, and Florida Business Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Seacoast and Business Bank and their two banks. Under the merger agreement, Business Bank will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Florida Business Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”). The acquisition will expand Seacoast’s presence in the attractive Brevard County market and strengthen its position in the state of Florida.
In the merger, each share of Business Bank common stock (except for specified shares of Business Bank common stock held by Business Bank, Florida Business Bank, Seacoast or SNB and any dissenting shares) will be converted into the right to receive 0.7997 (the “exchange ratio”) of a share of Seacoast common stock, subject to the payment of cash in lieu of fractional shares (the “merger consideration”). In the event that Business Bank’s consolidated tangible shareholders’ equity is less than Business Bank’s target consolidated tangible shareholders’ equity (defined in the merger agreement as $21.4 million, less the impact of after-tax permitted expenses including (i) those reasonable expenses incurred in connection with the merger and the bank merger and (ii) the fee payable to Business Bank’s financial advisor) and Florida Business Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loans originated under the Paycheck Protection Program (“PPP”)), then Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between Business Bank’s target consolidated tangible shareholders’ equity and Business Bank’s consolidated tangible shareholders’ equity.
The market value of the per share stock consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time Business Bank shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on November 3, 2021, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Business Bank common stock was approximately $30.04. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate based on Seacoast’s common stock price.
Based on the current number of shares of Business Bank common stock outstanding, Seacoast expects to issue up to approximately 889,512 shares of common stock to Business Bank shareholders upon completion of the merger. Upon completion of the merger, current Business Bank shareholders will own approximately 1.5% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of Business Bank common stock outstanding that occurs for any reason prior to the completion of the merger will cause the actual number of shares issued upon completion of the merger to change.
Business Bank will hold a special meeting of its shareholders in connection with the merger. Holders of Business Bank common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. Business Bank shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of Business Bank shareholders will be held on December 10, 2021 at Florida Business Bank’s Board Room, located at 340 N. Harbor City Blvd., Melbourne, Florida, 32935, at 3:00 p.m. local time.
Business Bank’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of Business Bank and its shareholders. Business Bank’s board of directors has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Business Bank shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Business Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of Business Bank shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Business Bank shareholders, describes the special meeting of Business Bank, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 16, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, Business Bank shareholders should contact William R. Norris, 340 North Harbor City Boulevard, Melbourne Florida 39235, at (321) 253-1555. We look forward to seeing you at the meeting.
Zuheir Sofia
Chairman and Chief Executive Officer
Business Bank of Florida, Corp.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Business Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is November 4, 2021, and it is first being mailed or otherwise delivered to the shareholders of Business Bank on or about November 8, 2021.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 10, 2021
To the Shareholders of Business Bank of Florida, Corp.:
Business Bank of Florida, Corp. (“Business Bank”) will hold a special meeting of shareholders on Friday, December 10, 2021, at 3:00 p.m. local time at Florida Business Bank’s Board Room, located at 340 N. Harbor City Blvd., Melbourne, Florida 32935, for the following purposes:
•
for holders of Business Bank common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 23, 2021, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Business Bank of Florida, Corp. and Florida Business Bank, pursuant to which Business Bank will merge with and into Seacoast Banking Corporation of Florida and Florida Business Bank will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus; and

•
for holders of Business Bank common stock to consider and vote upon a proposal to adjourn the Business Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on November 1, 2021 as the record date for the Business Bank special meeting. Only holders of record of Business Bank common stock at that time are entitled to notice of, and to vote at, the Business Bank special meeting, or any adjournment or postponement of the Business Bank special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Business Bank common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of Business Bank common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
Business Bank shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Business Bank. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Business Bank Shareholders” beginning on page 51.
Your vote is very important.    We cannot complete the merger unless Business Bank’s shareholders approve the merger agreement.
We expect to hold the Business Bank special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Business Bank special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Business Bank shareholders will be admitted to the special meeting. No guests will be permitted.
Regardless of whether you plan to attend the Business Bank special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Business Bank common stock, please contact William R. Norris, Executive Vice President, Secretary and Treasurer, at (321) 253-1555.
Business Bank’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of Business Bank and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Business Bank shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Business Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,

Zuheir Sofia
Chairman and Chief Executive Officer
Melbourne, Florida
November 4, 2021

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 941,933 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 92. These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than December 3, 2021 in order to receive them before the Business Bank special meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and Business Bank supplied all information contained in this proxy statement/prospectus relating to Business Bank.
Business Bank
Business Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Business Bank common stock, please contact Business Bank at:
Business Bank of Florida, Corp.
340 North Harbor City Boulevard
Melbourne, Florida 32935
Attention: William R. Norris, Executive Vice President, Secretary and Treasurer
Telephone: (321) 253-1555

i

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or Business Bank that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to Business Bank shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger or Seacoast Banking Corporation of Florida or Business Bank of Florida, Corp. that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and Business Bank of Florida, Corp. as “Business Bank.”
Q:
Why am I receiving this proxy statement/prospectus?

A:
Seacoast, SNB, Business Bank and Florida Business Bank have entered into an Agreement and Plan of Merger, dated as of August 23, 2021 (which we refer to as the “merger agreement”) pursuant to which Business Bank will merge with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, Florida Business Bank, a wholly owned bank subsidiary of Business Bank, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of Business Bank common stock vote in favor of the proposal to approve the merger agreement.
In addition, Business Bank is soliciting proxies from holders of Business Bank common stock with respect to a proposal to adjourn the Business Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger proposal.
Business Bank will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because Business Bank’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Business Bank common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Business Bank meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of Business Bank common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 0.7997 of a share of Seacoast common stock, which we refer to as the exchange ratio. If Business Bank’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $21.4 million (less the after-tax impact of permitted expenses) and Florida Business Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loans originated under the PPP), Seacoast shall have the option to adjust the merger consideration downward, including a corresponding downward adjustment to the exchange ratio, by an amount that is reflective of the overall shortfall between $21.4 million (less the after-tax impact of permitted expenses) and Business Bank’s actual consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the effective time of the merger.

Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Business Bank shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Business Bank shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, because the exchange ratio of 0.7997 is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that Business Bank shareholders will receive.

Q:
How does Business Bank’s board of directors recommend that I vote at the special meeting?

A:
Business Bank’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:
When and where is the special meeting?

A:
The Business Bank special meeting will be held at Florida Business Bank’s Board Room, located at 340 N. Harbor City Blvd., Melbourne, Florida, 32935, on Friday, December 10, 2021, at 3:00 p.m. local time. We expect to hold the Business Bank special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Business Bank special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Business Bank shareholders will be admitted to the special meeting. No guests will be permitted.

Q:
Who can vote at the special meeting of shareholders?

A:
Holders of record of Business Bank common stock at the close of business on November 1, 2021, which is the date that the Business Bank board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Business Bank common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Business Bank common stock entitled to vote on the merger agreement as of the close of business on November 1, 2021, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal and have no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of Business Bank common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Business Bank to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of Business Bank common stock entitled to vote on the merger agreement. Business Bank’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Business Bank common stock that you owned as of the close of business on the record date. As of the close of business on the record date 1,112,308 shares of Business Bank common stock were outstanding and entitled to vote at the Business Bank special meeting.

Q:
Do Business Bank directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Business Bank’s board of directors with respect to the merger agreement, you should be aware that some of Business Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Business Bank’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Business Bank’s shareholders include but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the receipt of Seacoast substitute stock options in exchange for Business Bank option awards and the payment of change in control payments or other compensation to certain executives.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
What if I abstain from voting or fail to instruct my bank, broker, or other nominee?

A:
If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting or mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Business Bank shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Business Bank common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Business Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Business Bank’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Business Bank common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Business Bank’s Secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Business Bank’s Secretary after the vote will not affect the vote. Business Bank’s Secretary’s mailing address is: Business Bank of Florida, Corp., 340 North Harbor City Boulevard, Melbourne, Florida 32935.

Q:
What are the U.S. federal income tax consequences of the merger to holders of Business Bank common stock?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Holders of Business Bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Business Bank common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
The U.S. federal income tax consequences described above may not apply to all holders of Business Bank stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are Business Bank shareholders entitled to appraisal rights?

A:
Yes. If a you are Business Bank shareholder and you want to exercise appraisal rights and receive the fair value of shares of Business Bank common stock in cash instead of the merger consideration, then you must file a written objection with Business Bank prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Business Bank Shareholders” beginning on page 51 and detailed information about the special meeting can be found under “Information About the Business Bank Special Meeting” on page 27. Due to the complexity of the procedures for exercising the right to seek appraisal, Business Bank shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:
As a Business Bank shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your Business Bank stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Business Bank stock certificates for the applicable merger consideration after the merger has been consummated. See “The Merger Agreement —  Exchange Procedures” beginning on page 60 of this proxy statement/prospectus.

Q:
What should I do if I hold my shares of Business Bank stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Business Bank stock are held in book-entry form. After the completion of the merger, shares of Business Bank stock held in book-entry form automatically will be exchanged for the per share stock consideration, including shares of Seacoast common stock in book-entry form, the per share cash consideration and any cash to be paid in exchange for fractional shares in the merger, as applicable.
Q: Whom may I contact if I cannot locate my Business Bank stock certificate(s)?
A:
If you are unable to locate your original Business Bank stock certificate(s), you should contact William R. Norris 340 North Harbor City Boulevard, Melbourne Florida 39235, at (321) 253-1555. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
When do you expect to complete the merger?

A:
Seacoast and Business Bank expect to complete the merger in the first quarter of 2022. However, neither Seacoast nor Business Bank can assure you when or if the merger will occur. Business Bank must first obtain the approval of Business Bank shareholders for the merger and Seacoast must receive the necessary regulatory approvals. The OCC approved the merger on October 28, 2021.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Business Bank common stock, please contact: William R. Norris, Executive Vice President, Secretary and Treasurer, 340 North Harbor City Boulevard, Melbourne, Florida 32935, at (321) 253-1555.

SUMMARY
The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” beginning on page i on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Business Bank and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.
Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and Business Bank. The parties refer to the proposed merger of Business Bank with and into Seacoast as the “merger,” the merger of Florida Business Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger, dated August 23, 2021, by and among Seacoast, SNB, Business Bank and Florida Business Bank as the “merger agreement.”
Information Regarding Seacoast, SNB, Business Bank and Florida Business Bank
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management and mortgage services to customers through advanced banking solutions and 52 traditional branches of SNB. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.
Seacoast is one of the largest community banks headquartered in Florida with approximately $9.9 billion in assets and $8.6 billion in deposits as of September 30, 2021.
Business Bank of Florida, Corp.
Florida Business Bank
340 North Harbor City Boulevard
Melbourne, Florida 32935
(321) 253-1555
Business Bank is a bank holding company, incorporated in Florida in 2005, and registered under the BHC Act. Business Bank’s principal subsidiary is Florida Business Bank, a Florida banking corporation, which commenced operations in 2000. Florida Business Bank’s main office and its branch office are both located in Melbourne, Florida. Florida Business Bank’s mission is to be a leading safe, sound and profitable community bank providing best-in-class responsive and personalized customer service to small businesses. At September 30, 2021, Business Bank had approximately $191 million in total assets, $139 million in loans, $169 million in consolidated deposits and shareholders’ equity of $22 million.
Recent Developments
On August 23, 2021, Seacoast announced that Seacoast and SNB had also entered into an agreement and plan of merger with Sabal Palm Bancorp, Inc., a Florida corporation (“Sabal Palm”). Pursuant to the terms of the merger agreement, Sabal Palm, headquartered in Sarasota, Florida, will be merged with and into

Seacoast and Sabal Palm’s wholly-owned subsidiary, Sabal Palm Bank, will be merged with and into SNB. The acquisition will provide Seacoast an entry into the desirable Sarasota market. Sabal Palm Bank operates three branches across the Sarasota market with deposits of approximately $389 million and loans of $255 million as of September 30, 2021. In aggregate, the Sabal Palm and Business Bank transactions will add approximately $600 million in assets. Closing of the Sabal Palm acquisition is expected in the first quarter of 2022 after receipt of approvals from regulatory authorities, the approval of Sabal Palm shareholders and the satisfaction of other customary closing conditions.
Regulatory Approvals
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OCC, and the OCC approved the merger on October 28, 2021. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 50 of this proxy statement/prospectus.
The Merger (see page 31)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, Business Bank will merge with and into Seacoast, with Seacoast as the surviving entity of such merger, and Florida Business Bank will merge with and into SNB, with SNB as the surviving bank of such bank merger. The merger of Florida Business Bank with and into SNB shall occur immediately following the merger of Business Bank with and into Seacoast, unless otherwise determined by Seacoast in its sole discretion.
Closing and Effective Time of the Merger (see page 58)
The closing date is currently expected to occur in the first quarter of 2022. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor Business Bank can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Business Bank’s shareholder approvals will be received. The OCC, however, approved the merger on October 28, 2021.
Merger Consideration (see page 58)
Under the terms of the merger agreement, each share of Business Bank common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, Business Bank, Florida Business Bank, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.7997 of a share of Seacoast common stock, which we refer to as the “merger consideration.” Please see “The Merger Agreement — Merger Consideration” on page 58 for more information. If Business Bank’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $21.4 million (less the after-tax impact of permitted expenses) and Florida Business Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loans originated under the PPP), Seacoast will have the option to adjust the merger consideration downward, including a corresponding adjustment to the exchange ratio, by an amount that is reflective of the overall shortfall between $21.4 million (less the after-tax impact of permitted expenses) and Business Bank’s actual consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the effective time of the merger.

For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Business Bank shareholder approval is obtained.
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on August 20, 2021, the last business day prior to the date of the signing of the merger agreement, the value of the per share stock consideration payable to holders of Business Bank common stock was approximately $25.25 per share. Based on the closing price of Seacoast common stock on November 3, 2021, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of Business Bank common stock was approximately $30.04. Business Bank shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent Business Bank Common Stock Per Share Value
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Business Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Business Bank common stock. The following table presents the closing price of Seacoast common stock on August 20, 2021, the last trading date prior to the public announcement of the merger agreement, and November 3, 2021, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Business Bank common stock on those dates, calculated by multiplying the closing sale price of Seacoast common stock on those dates by the exchange ratio of 0.7997.
Date	Seacoast closing sale price	Equivalent Business Bank per share value
August 20, 2021	$31.58	$25.25
November 3, 2021	$37.56	$30.04
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the per share stock consideration to be received by Business Bank shareholders. Similarly, if Seacoast shares decline in value, so will the value of the per share stock consideration to be received by Business Bank shareholders. Business Bank shareholders should obtain current sale prices for the Seacoast common stock.
Exchange Procedures (see page 60)
Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Business Bank common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Business Bank stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 47)
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of Business Bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Business Bank common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.
For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
The U.S. federal income tax consequences described above may not apply to all holders of Business Bank stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Appraisal Rights (see page 51 and Appendix C)
Under Florida law, Business Bank shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Business Bank stock instead of receiving the merger consideration. To exercise appraisal rights, Business Bank shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with Business Bank prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
Opinion of Business Bank’s Financial Advisor (see page 36 and Appendix B)
Business Bank’s financial advisor, Hovde Group, LLC, or Hovde, has delivered a written opinion, dated August 19, 2021, to the board of directors of Business Bank that, as of such date, and based upon and subject to certain matters stated in the opinion, the total value to be received by the shareholders and option holders of Business Bank in connection with the merger is fair, from a financial point of view, to Business Bank shareholders and options holders. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Hovde Group is not a recommendation to any Business Bank shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde Group in providing its opinion.
For further information, please see the section entitled “The Merger — Opinion of Business Bank’s Financial Advisor” beginning on page 36.
Recommendations of the Business Bank Board of Directors (see page 27)
After careful consideration, the Business Bank board of directors unanimously recommends that Business Bank shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of Business Bank and Florida Business Bank, who as of the date of the merger agreement held shares of Business Bank common stock, and holders of more than 5% of Business Bank’s outstanding shares of common stock have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreement, please see the section entitled “Information About the Business Bank Special Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 28.
For a more complete description of Business Bank’s reasons for the merger and the recommendations of the Business Bank board of directors, please see the section entitled “The Merger — Business Bank’s Reasons for the Merger and Recommendations of Business Bank’s Board of Directors” beginning on page 33.
Interests of Business Bank Directors and Executive Officers in the Merger (see page 54)
In considering the recommendation of the Business Bank’s board of directors with respect to the merger agreement, you should be aware that some of Business Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Business Bank’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Business Bank’s shareholders include:
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Business Bank’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

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The merger agreement provides for accelerated vesting and the issuance of substitute Seacoast options in exchange for Business Bank options.

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Certain Business Bank executives are entitled to certain payments upon a change of control of Business Bank.

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Business Bank’s Executive Vice President and Chief Lending Officer, Bruce Reeder has entered into an offer letter with Seacoast, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Business Bank Directors and Executive Officers in the Merger” beginning on page 54. The Business Bank board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Treatment of Business Bank Equity Awards (see page 59)
The merger agreement requires Business Bank to take all actions necessary to cause each Business Bank equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Business Bank options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Business Bank option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Business Bank common stock subject to such Business Bank option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank common stock at which such Business Bank option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Conditions to Completion of the Merger (see page 69)
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:
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the approval of the merger agreement by Business Bank shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including Business Bank;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued;

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the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

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performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of corporate authorizations and other certificates from the other party;

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in the case of Seacoast, Business Bank’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

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in the case of Seacoast, the holders of no more than 5% of Business Bank common stock shall have exercised their dissenters’ rights in accordance with applicable law;

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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in the case of Seacoast, the receipt of executed claims letters from certain of Business Bank’s and Florida Business Bank’s executive officers and directors and restrictive covenant agreements from Business Bank’s and Florida Business Bank’s directors;

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in the case of Seacoast, Business Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $21.4 million and Florida Business Bank’s general allowance for loan and lease losses shall be an amount not less than 1.61% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

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in the case of Seacoast, the termination of Business Bank’s equity awards and the termination of the Business Bank stock plans;

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in the case of Seacoast, the delivery of a non-foreign affidavit by Business Bank; and

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Business Bank shall have taken all actions necessary to prevent certain payments and benefits received by executives of Business Bank in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Third Party Proposals (see page 65)
Business Bank has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Business Bank from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page 70)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Business Bank shareholders:
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by mutual consent of the board of directors of Business Bank and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Business Bank, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to March 31, 2022; or
•
by the board of directors of either Seacoast or Business Bank, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

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by the board of directors of either Seacoast or Business Bank, if the Business Bank shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

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by the board of directors of either Seacoast or Business Bank, if the merger has not been completed by March 31, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

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by the board of directors of Seacoast, if (i) the Business Bank board of directors withdraws, qualifies or modifies, or resolves to withdraw, qualify or modify their recommendation that the Business Bank shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Business Bank fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Business Bank’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•
by the board of directors of Business Bank, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Business Bank has not materially breached any such provisions); or

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by the board of directors of Seacoast if holders of more than five percent (5%) in the aggregate of outstanding Business Bank common stock have voted shares against the merger agreement and have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee (see page 70)
Business Bank must pay Seacoast a termination fee of $1.56 million if:
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(i) either party terminates the merger agreement in the event that approval by the shareholders of Business Bank is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Business Bank; (b) because Business Bank has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Business Bank has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Business Bank shareholders; and (1) Business Bank receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Business Bank either consummates a third party acquisition proposal or enters into a definitive agreement with respect to a third party acquisition proposal; or

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Seacoast terminates the merger agreement as a result of the board of directors of Business Bank recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

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Business Bank terminates the merger agreement because the board of directors of Business Bank has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Business Bank or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Business Bank and the Bank from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement and in no event will Business Bank be required to pay the termination fee on more than one occasion.

NASDAQ Listing (see page 64)
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Business Bank common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Business Bank Special Meeting (see page 27)
The special meeting of Business Bank shareholders will be held on Friday, December 10, 2021, at 3:00 p.m., local time, at Florida Business Bank’s Board Room, located at 340 N. Harbor City Blvd., Melbourne, Florida, 32935. At the special meeting, Business Bank shareholders will be asked to vote on:
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the proposal to approve the merger agreement;

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the adjournment proposal; and

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any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Business Bank common stock as of the close of business on November 1, 2021, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 1,112,308 shares of Business Bank common stock held by approximately 21 shareholders of record. Each Business Bank shareholder can cast one vote for each share of Business Bank voting common stock owned on the record date.
As of the record date, directors and executive officers of Business Bank and their affiliates owned and were entitled to vote 1,065,820 shares of Business Bank common stock, representing approximately 95.8% of the outstanding shares of Business Bank common stock entitled to vote on that date. Pursuant to the shareholder support agreement, each director and certain executive officers of Business Bank and Florida Business Bank, who as of the date of the merger agreement held shares of Business Bank common stock, and holders of more than 5% of Business Bank outstanding shares of common stock have agreed at any meeting of Business Bank shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Business Bank common stock.
Required Shareholder Votes (see page 27)
In order to approve the merger agreement, a majority of the outstanding shares of Business Bank common stock entitled to vote at the Business Bank special meeting must vote in favor of the merger agreement.
No Restrictions on Resale
All shares of Seacoast common stock received by Business Bank shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page 25)
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of September 30, 2021, there were 58,349,137 shares of Seacoast common stock outstanding. Approximately 91.6% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36.7% of its outstanding stock. Seacoast has approximately 2,487 shareholders of record as of September 30, 2021.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on September 30, 2021 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.71%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202

(8.54%), Capital World Investors (7.05%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071 and the Vanguard Group (6.38%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ.
	Seacoast Common Stock
	High	Low	Dividends
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.42	$24.11	$—
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter (through November 3, 2021)	$38.00	$33.18	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On July 20, 2021, Seacoast’s board of directors approved a cash dividend of $0.13 per share. The dividend was paid on September 30, 2021 to all shareholders of record as of the close of business on September 15, 2021.
Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
As of September 30, 2021, there were 1,112,308 shares of Business Bank common stock, $5.00 par value per share, outstanding, which were held by approximately 21 holders of record.
Business Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Business Bank common stock. Management is not aware of any trades in Business Bank’s common stock since January 1, 2019.
The following table sets forth the date and dividend per share amount for all dividends paid by Business Bank since January 1, 2019:
Date	Dividend per Share
December 10, 2019	$2.20
Comparison of Shareholders’ Rights (see page 72)
The rights of Business Bank shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Business Bank. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 72.
Risk Factors (see page 16)
Before voting at the Business Bank special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 16 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 92.

RISK FACTORS
An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
Risks Associated with the Merger
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Business Bank or Seacoast.
The businesses of Seacoast and Business Bank differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Business Bank. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference” beginning on page 92.
Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.
Under the terms of the merger agreement, each share of Business Bank common stock outstanding immediately prior to the effective time of the merger (excluding shares of Business Bank common stock owned by Business Bank, Seacoast, Florida Business Bank, or SNB or the dissenting shares) will be converted into the right to receive 0.7997 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the value of Business Bank’s consolidated tangible shareholders’ equity. The value of the shares of Seacoast common stock to be issued to Business Bank shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Business Bank. We make no assurances as to whether or when the merger will be completed. Business Bank shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Business Bank common stock at the special meeting.
The merger will not be completed unless important conditions are satisfied or waived, including approval by Business Bank shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Seacoast and Business Bank may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and Business Bank are obligated to complete the merger:

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The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of Business Bank common stock;

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All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including Business Bank, after the effective time of the merger;

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No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

•
The holders of no more than 5% of Business Bank common stock shall have taken the actions required by the FBCA to qualify their common stock as dissenting shares;

•
Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

•
Directors and certain executive of Business Bank and Florida Business Bank shall have entered into claims letters and/or restrictive covenant agreements;

•
Business Bank’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $21.4 million, less the impact of after-tax permitted expenses, and Florida Business Bank’s general allowance for loan and lease losses shall not be less than 1.61% of total loans and leases outstanding (excluding loans originated under the PPP);

•
All outstanding Business Bank equity awards shall have been terminated and Business Bank’s board of directors shall have taken all action necessary to terminate the Business Bank stock plans;

•
Seacoast shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement  —  Conditions to Completion of the Merger” beginning on page 69.
Shares of Seacoast common stock to be received by holders of Business Bank common stock as a result of the merger will have rights different from the shares of Business Bank common stock.
Upon completion of the merger, the rights of former Business Bank shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Business Bank common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page 72 for a discussion of the different rights associated with Seacoast common stock.
Business Bank shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Business Bank shareholders currently have the right to vote in the election of the board of directors of Business Bank and on other matters affecting Business Bank. Upon the completion of the merger, Business Bank’s shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of Business Bank. It is currently expected that the former shareholders of Business Bank as a group will receive shares in the merger constituting approximately 1.5% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Business Bank shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Business Bank.
If a Business Bank shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to the FBCA, a Business Bank shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of Business Bank common stock held by such shareholder. The value of the share of Business Bank common stock, as determined in accordance with the Florida statutes, may be less than the value of a share of the Business Bank common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger  —  Appraisal Rights for Business Bank Shareholders” beginning on page 51.
Seacoast and Business Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Business Bank and Seacoast. These uncertainties may impair Seacoast’s or Business Bank’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Business Bank to seek to change existing business relationships with Seacoast or Business Bank or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and Business Bank have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts Business Bank from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Business Bank from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Business Bank’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Business Bank’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 60 for a description of the covenants applicable to Business Bank and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and Business Bank in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and Business Bank. Although Seacoast and Business Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Business Bank and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Business Bank would have to recognize these expenses without realizing the anticipated benefits of the merger.
Seacoast and Business Bank may waive one or more of the conditions to the merger.
Prior to or at the effective time of the merger, either party has the right to waive any default in the performance of any term of the merger agreement by the other party, to waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement, and to waive any or all of the conditions to its obligations under the merger agreement.
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Business Bank common stock will recognize any gain with respect to the entire consideration received in the merger, including any shares of Seacoast stock received as well as any cash received in lieu of fractional shares of Seacoast common stock. The consequences of the merger to any particular Business Bank shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Seacoast following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
The fairness opinion of Business Bank’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
Business Bank’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of Business Bank’s common stock as of August 19, 2021. Subsequent changes in the operation and prospects of Seacoast or Business Bank, general market and economic conditions and other factors that may be beyond the control of Seacoast or Business Bank, and on which Business Bank’s financial advisor’s opinion was based, may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because Business Bank does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that Business Bank received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of Business Bank’s Financial Advisor” beginning on page 36.
Business Bank’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Business Bank shareholders.
Executive officers and the board of directors of Business Bank negotiated the terms of the merger agreement with Seacoast, and the Business Bank board of directors unanimously approved and recommended that Business Bank shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Business Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Business Bank shareholders generally. See “The Merger — Interests of Business Bank Directors and Executive Officers in the Merger” on page 54 for information about these financial interests.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Business Bank.
Until the completion of the merger, with some limited exceptions, Business Bank is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire Business Bank, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, Business Bank has agreed to pay to Seacoast in certain circumstances a termination fee equal to $1.56 million. These provisions could discourage other companies from trying to acquire Business Bank even though those other companies might be willing to offer greater value to Business Bank shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Business Bank’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page 65 and “The Merger Agreement — Termination Fee” beginning on page 70.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Business Bank.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
If the merger is not completed, Seacoast and Business Bank will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Seacoast and Business Bank has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statements/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Seacoast and Business Bank would have to recognize these expenses without realizing the expected benefits of the merger.
Some of the performing loans in the Business Bank loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. When it acquires a loan portfolio, Seacoast will establish an allowance for credit losses to recognize the full amount of expected credit losses over the life of the acquired loans. With respect to the Business Bank loan portfolio, Seacoast has preliminarily estimated a $2.5 million allowance for credit losses which Seacoast believes is adequate to mitigate the risk of under-collateralized, non- performing loans. There is no assurance that the allowance for credit losses that Seacoast will place on the Business Bank loan portfolio to mitigate against under-collateralized, non-performing loans will be adequate or that Seacoast will not incur losses that could be greater than this estimate.
Sales of substantial amounts of Seacoast common stock in the open market by former Business Bank shareholders could depress Seacoast’s stock price.
Shares of Seacoast common stock that are issued to Business Bank shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Seacoast common stock received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of Business Bank common stock outstanding as of the Business Bank record date, Seacoast currently expects to issue approximately 889,512 shares of Seacoast common stock in connection with the merger. If the merger is completed and if former shareholders of Business Bank sell substantial amounts of Seacoast common stock in the public market following completion of the merger, the market price of Seacoast common stock may decrease. These sales might also make it more difficult for Seacoast to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Litigation may be filed against the board of directors of Seacoast or Business Bank that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Seacoast shareholders or Business Bank shareholders may file putative class action lawsuits against the board of directors of Seacoast or Business Bank. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Seacoast and Business Bank, including any costs associated with indemnification obligations of Seacoast or Business Bank. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform
Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Business Bank before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•
the failure to obtain the approval of Business Bank shareholders in connection with the merger;

•
the negative impacts and disruptions resulting from COVID-19 or other variants on the economies and communities we serve, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically;

•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and Business Bank’s business and the price of Seacoast common stock;

•
the risk that a condition to closing of the proposed merger may not be satisfied;

•
the risk that a required regulatory approval for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

•
the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

•
the parties’ ability to promptly and effectively integrate the businesses of Seacoast and Business Bank, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•
the diversion of management time on issues related to the merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

•
deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•
reputational risks and the reaction of the companies’ customers to the proposed merger;

•
customer acceptance of the combined company’s products and services;

•
increased competitive pressures and solicitations of customers and employees by competitors;

•
the failure to consummate or delay in consummating the merger for other reasons;

•
the outcome of any legal proceedings that may be instituted against Seacoast or Business Bank related to the merger agreement or the merger;

•
changes in laws or regulations;

•
the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or Business Bank or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
the continuation of the historically low short-term interest rate environment, other changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Business Bank. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2020, 2019, 2018, 2017 and 2016 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2021 and 2020, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2021 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2020; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 92.
	(unaudited) Nine Months ended September 30,		Year Ended December 31,
(Amounts in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Net interest income	$203,736	$193,952	$262,743	$243,618	$211,515	$176,296	$139,588
Provision for credit losses	(5,479)	36,279	38,179	10,999	11,730	5,648	2,411
Noninterest income:
Other	52,220	45,387	60,335	55,515	50,645	43,230	37,427
Gain on sale of VISA stock	—	—	—	—	—	15,153	—
Securities gains/(losses), net	(199)	1,253	1,235	1,217	(623)	86	368
Noninterest expenses	147,172	141,871	185,552	160,739	162,273	149,916	130,881
Income before income taxes	114,064	62,442	100,582	128,612	87,534	79,201	44,091
Provision for income taxes	25,991	14,025	22,818	29,873	20,259	36,336	14,889
Net income	$88,073	$48,417	$77,764	$98,739	$67,275	$42,865	$29,202
Per Share Data
Net income available to common shareholders:
Diluted	$1.56	$0.91	$1.44	$1.90	$1.38	$0.99	$0.78
Basic	1.57	0.91	1.45	1.92	1.40	1.01	0.79
Cash dividends declared	0.26	0.00	0.00	0.00	0.00	0.00	0.00
Book value per common share	22.12	19.91	20.46	19.13	16.83	14.70	11.45
Assets	$9,893,498	$8,287,840	$8,342,392	$7,108,511	$6,747,659	$5,810,129	$4,680,932
Net loans	5,818,061	5,764,016	5,642,616	5,163,250	4,792,791	3,790,255	2,856,136
Deposits	8,334,172	6,914,843	6,932,561	5,584,753	5,177,240	4,592,720	3,523,245
Shareholders’ equity	1,290,520	1,098,341	1,130,402	985,639	864,267	689,664	435,397
Performance Ratios
Return on average assets	1.29%	0.84%	0.99%	1.45%	1.11%	0.82%	0.69%
Return on average equity	9.93	6.32	7.44	10.63	9.08	7.51	7.06
Average equity to average assets	13.04	13.31	13.30	13.60	12.23	10.96	9.85

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of September 30, 2021, there were 58,349,137 shares of Seacoast common stock outstanding. Approximately 91.6% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36.7% of its outstanding stock. Seacoast has approximately 2,487 shareholders of record as of September 30, 2021.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on September 30, 2021 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.71%), T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (8.54%), Capital World Investors (7.05%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071 and the Vanguard Group (6.38%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below.
The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	Seacoast Common Stock
	High	Low	Dividends
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.42	$24.11	$—
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter (through November 3, 2021)	$38.00	$33.18	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On July 20, 2021, Seacoast’s board of directors approved a cash dividend of $0.13 per share. The dividend was paid on September 30, 2021 to all shareholders of record as of the close of business on September 15, 2021.
Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Business Bank of Florida, Corp.
As of September 30, 2021, there were 1,112,308 shares of Business Bank common stock, $5.00 par value per share, outstanding, which were held by approximately 21 holders of record.

Business Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Business Bank common stock. Management is not aware of any trades in Business Bank’s common stock since January 1, 2019.
The following table sets forth the date and dividend per share amount for all dividends paid by Business Bank since January 1, 2019:
Date	Dividend per Share
December 10, 2019	$2.20

INFORMATION ABOUT THE BUSINESS BANK SPECIAL MEETING
This section contains information about the special meeting that Business Bank has called to allow Business Bank shareholders to vote on the approval of the merger agreement. The Business Bank board of directors is mailing this proxy statement/prospectus to you, as a Business Bank shareholder, on or about November 8, 2021. Together with this proxy statement/prospectus, the Business Bank board of directors is also sending you a notice of the special meeting of Business Bank shareholders and a form of proxy that the Business Bank board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on Friday, December 10, 2021 at 3:00 p.m., local time, at Florida Business Bank’s Board Room, located at 340 N. Harbor City Blvd., Melbourne, Florida, 32935.
Matters to be Considered at the Meeting
At the special meeting, Business Bank shareholders will be asked to consider and vote on:
•
a proposal to approve the merger agreement, which we refer to as the merger proposal;

•
a proposal of the Business Bank board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Business Bank board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Business Bank Board of Directors
The Business Bank board of directors recommends that Business Bank shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Business Bank’s Reasons for the Merger and Recommendations of the Business Bank Board of Directors” beginning on page 33.
Record Date and Quorum
November 1, 2021 has been fixed as the record date for the determination of Business Bank shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 1,112,308 shares of Business Bank common stock outstanding and entitled to vote at the special meeting, held by approximately 21 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Business Bank common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Business Bank common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Business Bank common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of a majority of the outstanding shares of Business Bank common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of Business Bank common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Business Bank common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the Business Bank board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Business Bank stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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submitting another valid proxy card bearing a later date;

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attending the special meeting and voting your shares in person; or

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delivering prior to the special meeting a written notice of revocation to Business Bank’s Secretary at the following address: Business Bank of Florida, Corp., 340 North Harbor City Boulevard, Melbourne, Florida 32935.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Business Bank and their affiliates owned and were entitled to vote 1,065,820 shares of Business Bank common stock, representing approximately 95.8% of the outstanding shares of Business Bank common stock entitled to vote on that date.

A total 1,095,733 of shares of Business Bank common stock, representing approximately 98.5% of the outstanding shares of Business Bank common stock entitled to vote at the special meeting, are subject to a shareholder support agreement between Seacoast and each of Business Bank’s and Florida Business Bank’s directors who held shares of Business Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Business Bank’s outstanding shares of common stock. Pursuant to the shareholder support agreement, each director of Business Bank and Florida Business Bank who held shares of Business Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Business Bank’s outstanding shares of common stock have agreed to, at any meeting of Business Bank shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):
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vote (or cause to be voted) all shares of Business Bank’s common stock beneficially owned by such director, executive officer or holder, as applicable, and which such director, executive officer or holder has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

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not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

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vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director has further agreed not to sell or otherwise transfer any shares of Business Bank common stock. The foregoing summary of the shareholder support agreement entered into by Business Bank and Business Bank and Florida Business Bank directors who held shares of Business Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of Business Bank’s outstanding shares of common stock does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of Business Bank common stock by each 5% or greater beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of Business Bank Common Stock by Management and Principal Shareholders of Business Bank” beginning on page 87.
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the Business Bank board of directors. Business Bank will bear the entire cost of soliciting proxies from you. Business Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Business Bank stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Business Bank in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Business Bank common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Business Bank’s express written consent.

Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Business Bank at:
Business Bank of Florida, Corp.
340 North Harbor City Boulevard
Melbourne, Florida 32935
Telephone: William R. Norris
Attn: (321) 253-1555

PROPOSAL 1: THE MERGER
Background of the Merger
As a part of its ongoing consideration and evaluation of long-term prospects and strategies, the Business Bank board of directors has regularly engaged with senior management to assess strategic alternatives for maximizing shareholder value, including as to growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and Business Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of Business Bank found it important to consider potential merger opportunities to maximize shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.
During 2019 to 2021, representatives of Hovde would provide periodic updates to Zuheir Sofia, Chairman and Chief Executive Officer of Business Bank, on the Florida banking industry, the merger and acquisitions landscape, valuations, buyers, the financial institutions sales process and other related information. Hovde also made a presentation on such matters at a joint meeting of the boards of directors of Business Bank and Florida Business Bank on March 14, 2019.
On March 23, 2021, Seacoast announced that it had entered into a definitive merger agreement with Legacy Bank of Florida, whose financial advisor was Hovde. On that same day, Mr. Sofia contacted representatives of Hovde to see if Hovde would contact Seacoast to inquire if Seacoast would be interested in a strategic transaction with Business Bank.
On March 25, 2021, Hovde contacted Seacoast via telephone to gauge interest in a potential transaction. As part of such discussion, Seacoast responded that it may be interested in such a transaction; however, it would need to be done simultaneously with a larger acquisition.
On April 15, 2021, at a regularly scheduled meeting, Mr. Sofia updated the Business Bank board of directors on the current merger and acquisition environment and the potential interest of Seacoast in pursuing a transaction along with other strategic options. The Business Bank board discussed the merits of engaging Hovde as Business Bank’s exclusive financial advisor, and then authorized Business Bank to enter into a confidentiality agreement and an engagement letter with Hovde.
On April 27, 2021, Chuck Shaffer, President and Chief Executive Officer of Seacoast, met with Mr. Sofia at his home in Sarasota, Florida to discuss Seacoast’s interest in exploring a potential merger with Business Bank and discussed the terms of such potential merger. On April 28, 2021, Seacoast signed a non-disclosure agreement with Business Bank.
On April 28, 2021, Business Bank and Hovde entered into a confidentiality agreement and on April 30, 2021, Business Bank entered into an engagement agreement with Hovde to act as Business Bank’s exclusive financial advisor.
During early May 2021, Hovde and Business Bank representatives created an internet virtual data room with recent financial information and other relevant information on the Business Bank organization in response to initial diligence requests from Seacoast.
On May 3, 2021, the Business Bank board of directors met in a special meeting to discuss a potential transaction with Seacoast and other strategic alternatives.
On May 10, 2021, Hovde opened the data room and provided access to the confidential information to Seacoast.
On May 11, 2021, Mr. Shaffer met with William Norris, President and Chief Executive Officer of Florida Business Bank, in Melbourne, Florida to discuss Florida Business Bank and the benefits and challenges of a proposed merger between Florida Business Bank and SNB, including integration considerations.

On May 20, 2021, the Business Bank board discussed, among other matters, the potential transaction with Seacoast at a regularly scheduled meeting.
On May 24, 2021, Seacoast entered into an engagement agreement with of Piper Sandler & Co. to serve as its financial advisor in connection with the proposed transaction.
During May and June 2021, Seacoast conducted preliminary due diligence on a proposed transaction.
On June 28, 2021, Seacoast presented Business Bank with a letter of intent, which included a proposed exchange ratio of 0.7997 shares of Seacoast common stock for each share of Business Bank common stock, which represented a $27.67 per share price for Business Bank shareholders, based on Seacoast’s June 25, 2021 closing price. Seacoast had informed Business Bank that a transaction would be conditioned upon Seacoast simultaneously entering into a transaction with another bank, which we refer to as Bank #1 (and whose identity is now known to be Sabal Palm). Between June 30, 2021 and July 2, 2021, the parties engaged in negotiations over the proposed exchange ratio. On July 2, 2021, Seacoast notified Business Bank that it was unwilling to increase the proposed exchange ratio from 0.7997 shares of Seacoast common stock for each share of Business Bank common stock, and that Bank #1 had been authorized by its board of directors to enter into a transaction with Seacoast, which would be announced at the same time as a proposed transaction with Business Bank.
On July 6, 2021, Mr. Sofia, representatives of Hovde, and a representative of Porter, Wright, Morris & Arthur, LLP, or Porter Wright, Business Bank’s legal counsel, had a conference call with representatives of Reserve Financial Associates, LLC, the Company’s largest shareholder, to discuss the merits of the proposed transaction with Seacoast, along with the current and historical banking mergers & acquisitions environment in Florida and other strategic alternatives.
On July 9, 2021, at a special meeting of the Business Bank board of directors, the board discussed the proposed letter of intent with Seacoast, Hovde’s analysis of the letter of intent, the current and historical banking mergers & acquisitions environment in Florida and strategic alternatives. The Business Bank board approved entering into the Seacoast letter of intent and it was executed on the same day.
During the remainder of July and into August of 2021, Seacoast conducted a formal due diligence review of Business Bank, which included credit review and management meetings, and the parties began to discuss and negotiate the terms of a definitive merger agreement and various ancillary agreements. Also, during this time frame, Seacoast and its outside legal counsel reviewed and analyzed additional diligence materials that were posted by Business Bank and its representative to the virtual data room.
During late July and into August of 2021, Saltmarsh, Cleaveland & Gund, P.C., or Saltmarsh, conducted a reverse due diligence review of Seacoast on behalf of Business Bank.
In early August 2021, additional discussions were held between Seacoast and Business Bank representatives concerning the negotiation of definitive transaction agreements, and the parties exchanged and discussed several drafts of the various transaction agreements. During the third week of August 2021, representatives of Business Bank and Seacoast continued to negotiate and finalize the definitive transaction agreements, including the merger agreement, shareholder support agreement for Business Bank and Florida Business Bank directors and Reserve Financial Associates, LLC, restrictive covenants agreements for directors and certain officers of Business Bank and Florida Business Bank, and claims letters for directors and certain officers of Business Bank and Florida Business Bank,
On August 19, 2021, the board of directors of Business Bank held a special meeting with representatives of Hovde, Saltmarsh and Porter Wright. The directors reviewed with their advisors the terms of the merger agreement and the merger, the shareholder support agreement, other related agreements, and other relevant information. At the meeting, a Hovde representative reviewed with the Business Bank board Hovde’s financial analysis summarized below under “— Opinion of Business Bank’s Financial Advisor” and delivered to the Business Bank board its opinion (initially rendered verbally and confirmed in a written opinion dated the same date), which is attached to this proxy statement/prospectus as Annex B. Hovde’s written opinion states that, based upon and subject to the various considerations set forth in such opinion, the total value to be received by the shareholders and option holders of Business Bank in connection with the merger is fair, from a financial point of view, to Business Bank shareholders and option holders. A representative of Saltmarsh, reported on reverse due diligence on Seacoast that had been completed. In addition, Porter Wright reviewed with the directors of Business Bank the proposed merger agreement and related transaction documents, and the fiduciary duties of the Business Bank board with respect to decisions and actions with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “— Recommendation of the Business Bank Board of Directors and Reasons for the Merger” below, the board of directors of Business Bank concluded that the merger of Business Bank with and into Seacoast was fair to and in the best interest of Business Bank and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended that Business Bank’s shareholders approve the merger agreement.
On August 23, 2021, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Piper Sandler & Co. reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for other Florida and national bank mergers. At the meeting, Alston & Bird LLP reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.
On August 23, 2021, the parties signed the merger agreement and the related agreements and a press release announcing the transaction and the transaction with Sabal Palm was issued that evening. A conference call to discuss the merger was held the next morning on August 24, 2021.
Business Bank’s Reasons for the Merger and Recommendations of the Business Bank Board of Directors
After careful consideration, Business Bank’s board of directors, at a meeting held on August 19, 2021, determined that the merger agreement is advisable, fair to and in the best interests of Business Bank and its shareholders. Accordingly, Business Bank’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Business Bank shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Business Bank board of directors evaluated the merger agreement and the merger in consultation with Business Bank’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
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each of Business Bank’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Business Bank board of directors considered its view that Seacoast’s business and operations complement those of Business Bank and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

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its understanding of the current and prospective environment in which Business Bank and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Business Bank both with and without the proposed transaction;

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the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

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the exchange ratio is fixed so that if the market price of Seacoast common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by Business Bank shareholders in exchange for their shares of Business Bank common stock will also be higher;

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the results that Business Bank could expect to achieve operating independently, and the likely risks and benefits to Business Bank shareholders of that course of action, as compared to the value of the merger consideration to be received from Seacoast;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its review and discussions with Business Bank’s management regarding strategic alternatives available to Business Bank for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by Seacoast compared to such other alternatives;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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its belief that the transaction is likely to provide substantial value to Business Bank’s shareholders;

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the periodic financial presentations of Hovde to the Business Bank board of directors and the oral opinion delivered to Business Bank’s board of directors on August 19, 2021, which was confirmed by delivery of a written opinion dated August 19, 2021, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in its opinion, the consideration to be paid in the proposed merger was fair, from a financial point of view, to holders of Business Bank common stock, as more fully described in the section entitled “The Merger — Opinion of Business Bank’s Financial Advisor;”

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Business Bank’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Business Bank shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow Business Bank shareholders to participate in a significant portion of the future performance of the combined Business Bank and Seacoast business and synergies resulting from the merger, and the value to Business Bank shareholders represented by that consideration;

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the historical performance of Seacoast’s common stock;

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that Business Bank’s directors and executive officers have financial interests in the merger in addition to their interests as Business Bank shareholders, including financial interests that are the result of compensation arrangements with Business Bank, and the manner in which such interests would be affected by the merger;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the merger consideration will generally be tax-free to Business Bank shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger;” and

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the greater liquidity in the trading market for Seacoast common stock relative to the market for Business Bank common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market.

The Business Bank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Business Bank’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that Business Bank conduct its business in the ordinary course and the other restrictions on the conduct of Business Bank’s business prior to the completion of the merger, which may delay or prevent Business Bank from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, Business Bank cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Business Bank’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that Business Bank will have to pay a $1.56 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances;

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that the exchange ratio is fixed so that if the market price of Seacoast common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by Business Bank shareholders in exchange for their shares of common stock will also be lower; and

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the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Business Bank board of directors, you should be aware that certain directors and officers of Business Bank may have interests in the merger that are different from, or in addition to, interests of Business Bank shareholders generally and may create potential conflicts of interest. The Business Bank board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Business Bank’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “The Merger — Interests of Business Bank Directors and Executive Officers in the Merger” beginning on page 54.
The foregoing discussion of the factors considered by the Business Bank board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Business Bank board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Business Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Business Bank board of directors considered all these factors as a whole, including discussions with, and questioning of, Business Bank’s management and Business Bank’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Business Bank board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Each of the directors of Business Bank and Florida Business Bank has entered into a shareholder support agreement with Seacoast, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Business Bank special meeting. The shareholder support agreement is discussed in more detail in the section entitled “Information About the Business Bank Special Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers.”
Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Business Bank is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for Business Bank, the market condition of the market area in which Business Bank conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Melbourne / Space Coast market, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both Business Bank and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. The Seacoast board considered the fact that the acquisition would increase Seacoast’s existing market share in the Melbourne / Space Coast market, that market overlap would drive cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attrition. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Piper Sandler.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Seacoast board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of Business Bank’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Business Bank’s financial advisor, Hovde Group, LLC or Hovde, are described below. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Business Bank and the Bank. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Business Bank, the Bank, Seacoast or SNB. You should review the copy of the Hovde opinion, which is attached to this proxy statement/prospectus as Appendix B.
Hovde acted as Business Bank’s financial advisor in connection with the Merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger contemplated by the Agreement and is familiar with Business Bank and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies, and is familiar with Business Bank and the Bank. Business Bank’s Board of Directors selected Hovde to act as its financial advisor in connection with the Merger based on the firm’s reputation and expertise in transactions such as the Merger as set forth in the Agreement.
Hovde reviewed the financial aspects of the Merger with Business Bank’s Board of Directors and, on August 19, 2021, delivered a written opinion to Business Bank’s Board of Directors that, subject to the matters, assumptions and limitations set forth in the opinion, the total Merger value to be received by the shareholders and option holders of Business Bank in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders and option holders of Business Bank. In requesting Hovde’s advice and opinion, no limitations were imposed by Business Bank upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Business Bank’s Board of Directors and addresses only the fairness of the total Merger value to be received by the shareholders and option holders of Business Bank pursuant to the Agreement in connection with the Merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the Merger. Hovde’s opinion does not constitute a recommendation to Business Bank as to whether or not Business Bank should enter into the Agreement or to any shareholders of Business Bank as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Hovde’s opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Business Bank relative to the amount of consideration to be received by the shareholders and option holders of Business Bank with respect to the Merger. Hovde’s opinion should not be construed as implying that the total Merger value is necessarily the highest or best price that could be obtained by Business Bank in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Business Bank or Seacoast. Hovde’s opinion was approved by Hovde’s fairness opinion committee.
Business Bank engaged Hovde on April 30, 2021 to serve as a financial advisor to Business Bank in connection with a potential transaction and to issue an opinion to the Business Bank Board of Directors in connection with a potential transaction. Pursuant to Business Bank’s engagement agreement with Hovde, Hovde received from Business Bank an opinion fee of $75,000 upon the delivery of the opinion to Business Bank which would be fully credited one time against any completion fee due Hovde. Based upon Hovde’s assumption for purposes of its analysis and opinion that the total Merger value will be $28,002,293 (as set forth below), the net completion fee due Hovde upon the consummation of the Merger will be approximately $331,033 after providing full credit for the opinion fee to the completion fee of $406,033. In addition to Hovde’s fees, and regardless of whether the Merger is consummated, Business Bank has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. Business Bank has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to Business Bank. During the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to Seacoast for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Seacoast in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Business Bank or Seacoast or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and Business Bank or Seacoast.

Hovde included in its opinion a summary of selected terms of the merger agreement. This summary is described below and is based on a draft of the merger agreement dated August 17, 2021, provided to Hovde by Business Bank. The description below is included for informational purposes only as part of the summary of Hovde’s opinion and has not been updated based on a review of the final merger agreement. Capitalized terms not otherwise defined in the following summary and description and all section references were based on the draft of the merger agreement dated August 17, 2021 provided to Hovde by Business Bank.
In its opinion, Hovde noted the following: (i) subject to the terms and conditions of the Agreement, at the Effective Time, Business Bank shall be merged with and into Seacoast in accordance with the provisions of the FBCA (the “Merger”): (ii) Seacoast shall be the Surviving Corporation resulting from the Merger and the separate corporate existence of Business Bank shall thereupon cease; (iii) Seacoast shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of Seacoast shall continue unaffected by the Merger; (iv) prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement; (v) subject to the terms and conditions of the Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB (the “Bank Merger”) in accordance with the provisions of 12 U.S.C. Section 215a, SNB shall be the Surviving Bank resulting from the Bank Merger, and the separate existence of the Bank shall thereupon cease; (vi) SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB shall continue unaffected by the Bank Merger; and (vii) subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its sole discretion.
Hovde also noted the following in its opinion: (i) pursuant to the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Business Bank Common Stock (except for the Excluded Shares) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, (a) 0.7997 (the “Exchange Ratio”) of a share of Seacoast Common Stock (the “Merger Consideration”); and (b) cash in lieu of fractional shares as specified pursuant to Section 1.5(c) of the Agreement; provided, however, that in the event the conditions set forth in Section 5.2(j) of the Agreement are not satisfied, Seacoast shall have the option to adjust the aggregate Merger Consideration downward, including a corresponding downward adjustment to the Exchange Ratio, by an amount that is equivalent to the difference between the Business Bank Consolidated Tangible Shareholders’ Equity and the Business Bank Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j); (ii) at least ten (10) days prior to the Closing Date, Business Bank and Seacoast shall agree on a schedule setting forth the expected Business Bank Consolidated Tangible Shareholders’ Equity amount as of the fifth Business Day prior to the Closing Date; and (iii) the consideration which all of the Business Bank shareholders are entitled to receive pursuant to Article 1 of the Agreement is collectively referred to as the “Aggregate Merger Consideration.”
Hovde noted that Section 1.7 of the Agreement provides that at the Effective Time, each Business Bank Option shall, by virtue of the Merger, automatically become fully vested and cease to be outstanding, and, in consideration therefor, Seacoast shall grant to each holder of Business Bank Options, as of the Effective Time, an option to purchase shares of Seacoast Common Stock pursuant to the Seacoast Incentive Plan (each, a “Substitute Seacoast Option”), on the same terms and conditions as applicable to each such Business Bank Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of Seacoast Common Stock subject to such Substitute Seacoast Option shall equal the product of (x) the number of shares of Business Bank Common Stock subject to such Business Bank Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast Common Stock issuable upon exercise of such Substitute Seacoast Option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank Common Stock at which such Business Bank Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Prior to the Effective Time, Business Bank shall take all actions necessary to terminate the Business Bank Stock Plans as of the Effective Time and to cause the provisions in any other Business Bank Benefit Plan providing for the issuance, transfer or grant of any capital stock of a Company Group member or any interest in respect of any capital stock of a Company Group Member to terminate and be of no further force and effect as of the Effective Time.

Additionally, Hovde noted that Section 5.2 provides that the Agreement may be terminated by Seacoast upon the occurrence of certain conditions, including (i) if the Business Bank Consolidated Tangible Shareholders’ Equity (as defined by Section 7.1 of the Agreement) is less than $21.4 million as of the close of business on the fifth Business Day prior to the Closing Date, and (ii) if the Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loans made pursuant to the Paycheck Protection Program). Further, the Agreement may be terminated at any time prior to the Effective Time if any of the conditions of Section 6.1 of the Agreement are met. As set forth in Section 7.4, in the event the Agreement is terminated pursuant to the certain conditions of Section 6.1, including termination if Business Bank shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Business Bank with respect to an Acquisition Proposal, Business Bank shall pay Seacoast the amount of $1.56 million (the “Termination Fee”).
With the knowledge and consent of Business Bank and for purposes of its analysis and opinion, Hovde assumed that (i) the closing price of Seacoast Common Stock on August 18, 2021 is $31.21 per share, (ii) the Exchange Ratio is 0.7997 and there has been no downward adjustment due to Business Bank’s Consolidated Tangible Shareholders’ Equity being less than the Business Bank Target Consolidated Tangible Shareholders’ Equity, and (iii) there are 1,112,308 shares of Business Bank Common Stock outstanding as of August 18, 2021, and therefore, the value of the Aggregate Merger Consideration is $27,761,692. Additionally, Hovde assumed that (i) there are Business Bank Options outstanding as of August 18, 2021 to purchase 65,625 shares of Business Bank Common Stock; (ii) the weighted average exercise price per share of the Business Bank Options as of August 18, 2021 is $21.29 per share of Business Bank Common Stock; and (iii) there would be issued 52,480 Substitute Seacoast Options to purchase shares of Seacoast Common Stock at $26.63 per share of Seacoast Common Stock, and thereby, the total Business Bank Option value is $240,602. For purposes of Hovde’s analysis and opinion, the term, “total Merger value” refers to the sum of the value of the Aggregate Merger Consideration of $27,761,692 plus the value of the total Business Bank Option value of $240,602, and therefore for purposes of its analysis and opinion, Hovde assumed that the total Merger value is $28,002,293.
During the course of its engagement and for the purposes of its opinion, Hovde:
(i)
reviewed a draft of the Agreement dated August 17, 2021 as provided to Hovde by Business Bank;

(ii)
reviewed unaudited financial statements for Business Bank for the six-month period ended June 30, 2021;

(iii)
reviewed certain historical annual reports of Business Bank, including Business Bank’s audited annual report for the years ended December 31, 2020 and 2019;

(iv)
reviewed certain historical publicly available business and financial information concerning Business Bank;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Business Bank;

(vi)
reviewed financial projections prepared by certain members of senior management of Business Bank;

(vii)
discussed with certain members of senior management of Business Bank the business, financial condition, results of operations and future prospects of Business Bank, the history and past and current operations of Business Bank, and Business Bank’s and Seacoast’s assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by Business Bank;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the Effective Time there will be, no material changes in the financial condition and results of operations of Business Bank or Seacoast since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Business Bank and Seacoast are true and complete. Hovde relied upon the management of Business Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Business Bank, Seacoast and Business Bank’s professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Business Bank, Seacoast and Business Bank’s professionals on a basis reflecting the best currently available information and Business Bank’s, Seacoast’s and Business Bank’s professionals judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Business Bank to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Business Bank or Seacoast or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Business Bank and Seacoast that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Business Bank and Seacoast are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Business Bank or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Business Bank or Seacoast.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which Business Bank or Seacoast was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Business Bank’s consent, that Business Bank is not a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or transaction, divestiture or spin-off, other than the Merger contemplated by the Agreement.

Hovde relied upon and assumed, with Business Bank’s consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Business Bank or Seacoast and that the final Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Business Bank advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Business Bank or Seacoast or would have a material adverse effect on the contemplated benefits of the Merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on Business Bank or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Business Bank; (iii) any other strategic alternatives that might be available to Business Bank; or (iv) whether Seacoast has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Business Bank’s Board of Directors on August 19, 2021 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated Merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select bank and thrift merger and acquisition transactions. The Regional Group consisted of transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2019, in which the targets’ total assets were between $100 million and $325 million and last-twelve-months return on average assets was between 0.90% and 1.90%. The Nationwide Group consisted of transactions in the United States announced since January 1, 2019 in which the targets’ total assets were between $100 million and $300 million, last-twelve-months return on average assets was between 1.00% and 1.80%, and nonperforming assets to total assets was less than 1.00%. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (11 transactions for the Regional Group and 19 transactions for the Nationwide Group):

Precedent Transactions Regional Group:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
United Bancorp. of Alabama	Town-Country National Bk(4)	9.90x	142.0%	152.2%	9.19%
Investar Holding Corporation	Cheaha Financial Group, Inc.	13.6x	143.7%	166.4%	10.3%
Citizens Bancorp Invst. Inc.	American Bncshrs Corp.(4)	13.5x	150.5%	157.1%	8.20%
Pinnacle Bankshares Corp.	Virginia Bank Bankshares, Inc.	11.6x	96.2%	96.2%	(0.53)%
Pinnacle Financial Corp.	SBT Bancorp, Inc.	16.5x	176.2%	186.7%	10.7%
Summit Financial Group, Inc.	Cornerstone Fin. Services, Inc.	NM	153.3%	174.7%	8.74%
Reliant Bancorp, Inc.	TN Community Bk Hldng, Inc.	15.4x	144.0%	158.3%	7.25%
Community First Bancshares	ABB Financial Group, Inc.	14.9x	158.1%	160.2%	9.44%
River Financial Corporation	Trinity Bancorp, Inc.	11.4x	175.4%	193.4%	11.6%
West Florida Banking Corp.	Flagship Community Bank	14.5x	138.9%	165.0%	9.19%
Allegheny Bancshares, Inc.	Mount Hope Bankshares, Inc.	18.1x	135.4%	157.1%	6.22%
	Minimum	9.90x	96.2%	96.2%	(0.53)%
	Median	14.0x	144.0%	160.2%	9.19%
	Maximum	18.1x	176.2%	193.4%	11.6%
Precedent Transactions Nationwide Group:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
United Bancorp. of Alabama	Town-Country National Bk(4)	9.90x	142.0%	152.2%	9.19%
Plumas Bancorp	Feather River Bancorp, Inc.	10.6x	127.1%	132.5%	3.74%
Investar Holding Corporation	Cheaha Financial Group, Inc.	13.6x	143.7%	166.4%	10.3%
Citizens Bancorp Invst. Inc.	American Bncshrs Corp.(4)	13.5x	150.5%	157.1%	8.20%
Community Bancorp, Inc.	Lincoln Bancshares, Inc.(4)	11.3x	115.3%	121.7%	2.35%
PBT Bancshares, Inc.	Community Bk of Midwest(4)	14.9x	163.2%	185.3%	8.38%
First Illinois Bancorp, Inc.	Rockwood Bancshares, Inc.	12.3x	115.4%	127.6%	2.89%
Pinnacle Financial Corp.	SBT Bancorp, Inc.	16.5x	176.2%	186.7%	10.7%
Bank First Corporation	Tomah Bancshares, Inc.	16.6x	198.9%	207.1%	14.1%
FB Financial Corporation	FNB Financial Corp.	16.4x	128.8%	157.4%	6.93%
Reliant Bancorp, Inc.	TN Community Bk Hldng, Inc.	15.4x	144.0%	158.3%	7.25%
RBB Bancorp	PGB Holdings, Inc.	9.70x	169.5%	174.5%	9.50%
Farmers Bncrp of Marion, KY	Community Bncrp of KY, Inc.	9.59x	149.2%	149.2%	5.42%
1st Constitution Bancorp	Shore Community Bank	13.2x	162.3%	190.5%	10.0%
River Financial Corporation	Trinity Bancorp, Inc.	11.4x	175.4%	193.4%	11.6%
Waterford Bancorp, Inc.	Clarkston Financial Corp.	14.4x	188.7%	193.3%	10.9%
Dickinson Financial Corp. II	KCB Bank(4)	15.4x	139.5%	173.6%	8.88%
Allegheny Bancshares, Inc.	Mount Hope Bankshares, Inc.	18.1x	135.4%	157.1%	6.22%
RMB Bancshares, Inc.	Cairo/Moberly Bancshares	10.7x	85.6%	85.6%	(3.58)%
	Minimum	9.59x	85.6%	85.6%	(3.58)%
	Median	13.5x	144.0%	158.3%	8.38%

Precedent Transactions Nationwide Group:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
	Maximum	18.1x	198.9%	207.1%	14.1%

(1)
Price/ LTM Earnings is tax-effected for S Corporations; Multiples greater than 25.0x were deemed Not Meaningful (“NM’).

(2)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/Adjusted Common TBV is assumed to equal Price/Common TBV for targets with tangible equity / tangible assets less than 8.00%.

(3)
Represents the premium (or discount) paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(4)
Targets organized as S Corporations.

For each precedent transactions group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the Merger as follows:
•
the multiple of the total merger value to the acquired company’s LTM net earnings (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the total merger value to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the total merger value to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the Merger were based upon the total Merger value assumed by Hovde of $28,002,293 and were based on June 30, 2021 financial results for Business Bank.
	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Assumed Total Merger Value	9.32x	132.5%	145.6%	4.34%
Precedent Transactions Regional Group:
Median	14.0x	144.0%	160.2%	9.19%
Minimum	9.90x	96.2%	96.2%	(0.53)%
Maximum	18.1x	176.2%	193.4%	11.6%
Precedent Transactions Nationwide Group:
Median	13.5x	144.0%	158.3%	8.38%
Minimum	9.59x	85.6%	85.6%	(3.58)%
Maximum	18.1x	198.9%	207.1%	14.1%

(1)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).
(2)
Represents the premium (or discount) paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Business Bank with that of the median of the targets from the precedent bank and thrift merger and acquisition transactions from each of the Regional and Nationwide Groups. The performance highlights are based on June 30, 2021 financial results of Business Bank.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
Business Bank	11.2%	95.2%	1.57%	15.0%	50.1%	0.00%	NA
Precedent Transactions – Regional Group Median:	11.2%	72.8%	1.06%	10.1%	65.3%	0.43%	206.1%
Precedent Transactions – Nationwide Group Median:	10.8%	77.7%	1.31%	11.8%	61.0%	0.34%	276.7%

(1)
Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE were tax-effected for S Corporations.

(3)
Nonperforming assets (“NPAs”) as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”); Medians exclude excessively high ratios determined as not meaningful by S&P Global Market Intelligence and ratios defined as not applicable (“NA”) for targets with no NPLs.

No company or transaction used as a comparison in the above transaction analyses is identical to Business Bank, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $30.2 million and $42.2 million with a four factor implied total valuation average of $34.6 million compared to the total Merger value assumed by Hovde of $28.0 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $29.9 million and $40.5 million with a four factor implied total valuation average of $33.8 million compared to the total Merger value assumed by Hovde of $28.0 million.
Income Approach — Discounted Cash Flow Analysis.   Business Bank management provided the financial forecasts for Business Bank over a forward-looking, five year period which formed the basis for the discounted cash flow analyses. The projected Business Bank net income amounts used for the analysis were $3.15 million for 2021, $2.18 million for 2022, $2.61 million for 2023, $2.83 million for 2024 and $3.06 million for 2025. The projected Business Bank tangible common equity amounts used for the analysis were $22.7 million for the year ended 2021, $24.9 million for the year ended 2022, $27.5 million for the year ended 2023, $30.4 million for year ended 2024 and $33.4 million for the year ended 2025. No dividends were assumed to be paid by Business Bank over the projection period.
To determine present values of Business Bank based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Adjusted Common Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of Business Bank Common Stock was calculated based on the present value of Business Bank’s forward-looking net income projections over the five year projection period of the financial forecasts provided by Business Bank management. The projected net income amount for the year ended 2025 was $3.06 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2025 by applying a five point range of price-to-earnings multiples of 12.0x to 16.0x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group of 14.0x. The present value of Business Bank’s projected terminal value was then calculated assuming a range of discount rates between 14.50% and 16.50%, with a midpoint of 15.50% discounted over the 4.37 year period from the date of the opinion to the end of the five year projection period. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Business Bank Common Stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 15.50% used as the midpoint of the five point range of discount rates of 14.50% to 16.50%. The resulting total values of Business Bank Common Stock based on the DCF Terminal P/E Multiple applied to the 2025 projected earnings of $3.06 million and then discounted over a 4.37 year period utilizing the five point range of discount rates set forth above resulted in implied total values between $18.9 million and $27.2 million with a midpoint of $22.9 million compared to the total Merger value assumed by Hovde of $28.0 million.
In the DCF Terminal P/Adj. TBV Multiple analysis, an estimated value of Business Bank Common Stock was calculated based on the present value of Business Bank’s forward-looking tangible common equity projections over the five year projection period of the financial forecasts provided by Business Bank management. The projected tangible common equity amount for the year ended 2025 was $33.4 million, which resulted in the projected adjusted common tangible book value of $20.3 million and projected excess common tangible book value of $13.1 million for the year ended 2025 that served as the basis of the terminal values in the DCF. For purposes of the analysis, projected adjusted common tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%, and projected excess tangible common book value was assumed to be equal to the projected common tangible book value in excess of the projected adjusted common tangible book value. In arriving at the terminal value at the end of 2025, Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.50x to 1.70x utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent transactions in the Regional Group of 1.60x and assumed dollar-for-dollar payment of excess common tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 14.50% and 16.50%, with a midpoint of 15.50% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of Business Bank Common Stock based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $22.4 million and $26.4 million with a midpoint of $24.3 million compared to the total Merger value assumed by Hovde of $28.0 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for Business Bank Common Stock which are outlined in the table below:
Implied Multiple Values for Business Bank Common Stock Based On:	Total Merger Value ($000)	Price-to- LTM Earnings Multiple(1)	Price-to- Common Tangible Book Value Multiple(1)	Price-to- Adjusted Common Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Assumed Total Merger Value	$28,002	9.32x	132.5%	145.6%	4.34%
DCF Analysis — Terminal P/E Multiple
Midpoint Value	$22,881	7.61x	108.2%	111.6%	1.10%
DCF Analysis — Terminal P/Adj. TBV Multiple
Midpoint Value	$24,321	8.09x	115.0%	121.1%	2.01%

(1)
Pricing multiples based on the total Merger value assumed by Hovde of $28,002,293; DCF

Analysis — Terminal P/E Multiple median implied Merger value of $22,881,281; and a DCF Analysis — Terminal P/Adj. TBV Multiple median implied Merger value of $24,320,670.
(2)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).

(3)
Represents the premium paid over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Business Bank Common Stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Assumed Total Merger Value: $28,002
Four Factor Average Implied Merger Value(2): $28,910
Implied Value for Business Bank Common Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$30,192	$34,627	$42,188
Comparable M&A Transactions – Nationwide Group	$29,907	$33,811	$40,490
DCF – Terminal P/E Multiple	$18,895	$22,881	$27,154
DCF – Terminal P/Adj. TBV Multiple	$22,378	$24,321	$26,388

(1)
All values in thousands and are rounded to the nearest thousand.

(2)
Reflects the average of the two implied Merger values (4 factor average) from the two Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 15.50% annual discount rate over a period of 4.37 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Seacoast Comparable Companies Analysis.   Hovde used publicly available information to compare selected financial and trading information for Seacoast and a group of 10 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $5.0 billion and $17.5 billion. The following publicly-traded financial institutions comprised the comparable peer group:
Trustmark Corporation	WesBanco, Inc.
Renasant Corporation	TowneBank
ServisFirst Bancshares, Inc.	FB Financial Corporation
First Bancorp	Amerant Bancorp Inc.
City Holding Company	The First Bancshares, Inc.

The analysis compared publicly available financial and market trading information for Seacoast and the data for the 10 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Seacoast and the median data for the 10 financial institutions identified above, with pricing data as of August 18, 2021.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ 2021E EPS	Price/ 2022E EPS	Dividend Yield	YTD Price Change	Two Year Total Return
Seacoast	$1,716.9	182.3%	14.6x	14.8x	1.67%	5.98%	26.8%
Comparable Companies
Median	$1,880.2	166.3%	11.9x	14.3x	2.21%	18.5%	16.6%
Seacoast fell within the range of the pricing metrics of the comparable companies. No company used as a comparison in the above analyses is identical to Seacoast. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion, the total Merger value to be received by the shareholders and option holders of Business Bank in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders and option holders of Business Bank. Each Business Bank shareholder is encouraged to read Hovde’s opinion in its entirety. The full text of this opinion is included in this proxy statement/prospectus as Appendix B.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Business Bank common stock that exchange their shares of Business Bank common stock for shares of Seacoast common stock in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of Business Bank common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of Business Bank common stock.
This discussion addresses only those Business Bank common shareholders that hold their shares of Business Bank common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a financial institution;

•
a tax-exempt organization;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
an insurance company;

•
a regulated investment company;

•
a real estate investment trust;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects the mark-to-market method of accounting;

•
a holder of Business Bank stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder (as defined above);

•
a person that has a functional currency other than the U.S. dollar;

•
a holder of Business Bank stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax. The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of Business Bank common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Business Bank common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Business Bank common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that it receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast will be based on representation letters provided by Seacoast, SNB, Business Bank and Florida Business Bank and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service or any court. Business Bank and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which the opinions is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and Business Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor Business Bank will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of Business Bank common stock that exchanges all of your Business Bank common stock for Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock or upon the exercise of dissenters’ rights.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Business Bank common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the Business Bank shares surrendered.
If a U.S. holder acquired different blocks of Business Bank common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of Business Bank common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Business Bank common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend (as described below), you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the Business Bank common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Potential Dividend Treatment
In some cases, if a holder of Business Bank common stock actually or constructively owns shares of Seacoast common stock (other than the shares of Seacoast common stock received as consideration in connection with the merger), the holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of Seacoast’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Business Bank common stock in the merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult his, her or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

A Business Bank shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each Business Bank shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Business Bank shareholder’s basis in the Business Bank common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of Business Bank common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Business Bank or securities of Business Bank with a basis for U.S. federal income tax purposes of at least $1 million.
Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, a Business Bank shareholder will exchange all of its Business Bank common stock for cash. A U.S. holder that receives only cash in exchange for its Business Bank common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Business Bank common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Business Bank common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Business Bank common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Business Bank common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Business Bank’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.
Regulatory Approvals
Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to 30 days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.
As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. The OCC approved the merger on October 28, 2021. There is no assurance as to whether the Federal Reserve regulatory approval will be obtained or as to the date of such approval. There also can be no assurance that the Federal Reserve regulatory approval received will not contain a condition that would increase any of the minimum regulatory capital requirements of Seacoast following the merger or have a material adverse effect. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.

Appraisal Rights for Business Bank Shareholders
Holders of Business Bank common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Business Bank shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Business Bank common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of Business Bank common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting Business Bank shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Business Bank shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Business Bank shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix C to this proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with Business Bank, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Business Bank common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Business Bank of Florida, Corp.
340 North Harbor City Boulevard
Melbourne, Florida 32935
Attn: William R. Norris
All such notices must be signed in the same manner as the shares are registered on the books of Business Bank. If a Business Bank shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Business Bank shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Seacoast must provide to each Business Bank shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
Seacoast’s estimate of the fair value of the shares of Business Bank common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the Business Bank shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the Business Bank shareholder.

The form must also contain Seacoast’s offer to pay to the Business Bank shareholder the amount that it has estimated as the fair value of the shares of Business Bank common stock and include Business Bank’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the Business Bank shareholder, including:
•
the shareholder’s name and address;

•
the number of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for the merger;

•
whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of Business Bank common stock to the shareholder; and

•
if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of Business Bank common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Business Bank common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of Business Bank common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form. Seacoast has certain prepayment rights under Section 607.1326 of the FBCA.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner and such shares were acquired before the record date. A record shareholder must notify Business Bank in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Business Bank the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Seacoast is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including attorneys’ fees.

A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

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procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Board of Directors and Management of Seacoast and SNB Following the Merger
The members of the boards of directors and officers of Seacoast and SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation and surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of Seacoast and SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2020 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 1, 2021 and April 9, 2021 (as amended), respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on pages i and 92, respectively.
Interests of Business Bank Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Business Bank will receive the same merger consideration for their Business Bank shares as the other Business Bank shareholders. In considering the recommendation of the Business Bank board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Business Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Business Bank shareholders generally. The Business Bank board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Business Bank shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Business Bank’s Reasons for the Merger and Recommendations of the Business Bank Board of Directors” beginning on pages 31 and 33, respectively. Business Bank’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Reeder Employment Offer Letter
Seacoast has extended an offer of employment following the merger to Bruce Reeder, Business Bank’s Executive Vice President and Chief Lending Officer, pursuant to an offer letter signed by Seacoast and Mr. Reeder. The offer letter provides that within thirty days following the closing of the merger, Mr. Reeder will receive a payment in the amount of $319,000, the full amount that Mr. Reeder would be entitled to under his existing Change in Control Agreement with Business Bank in connection with the merger, and that, following such payment, Seacoast would have no additional severance or change in control obligations under Mr. Reeder’s existing Change in Control Agreement with Business Bank. Mr. Reeder would continue to be bound by his obligations under his Change in Control agreement, including covenants relating to non-disclosure of confidential information and, during his employment and for a period of two years after the termination of his employment, non-competition within a restricted area (as defined in the employment agreement). The offer letter also provides for, among other things, Mr. Reeder’s employment with SNB as a Vice President, Commercial Banker II with the Commercial Banking team. During his employment with SNB, Mr. Reeder would receive an annual base salary of $148,320 and would be eligible to receive annual bonus compensation under SNB’s commercial lending incentive program; provided, however, that such bonus compensation would not be less than $40,000 for the 2022 bonus year. The offer letter is not a contract of employment for a fixed period of time, and both Seacoast and Mr. Reeder would have the right to terminate his employment, without severance, at any time and for any reason.
Change in Control Agreements and Payments
Florida Business Bank is party to a Change in Control Agreement with each of William Norris, its President and Chief Executive Officer, Michelle Gioia, its Executive Vice President and Chief Financial Officer, and Bruce Reeder, its Executive Vice President and Chief Lending Officer. Pursuant to these Change in Control Agreements, in the event of an involuntary termination of employment within six months prior to, or two years following, a change in control of Business Bank or Florida Business Bank, the executive will be entitled to receive a lump sum severance payment equal to (i) two times the sum of the executive’s base salary and his or her most recent annual bonus and (ii) the amount of any employer contribution made to the executive’s account under Florida Business Bank’s 401(k) plan that is unvested at the time of such termination. In addition, Mr. Norris’ Change in Control Agreement provides that in the event of such an involuntary termination he will also receive continuing coverage for him and his eligible dependents under Business Bank’s or Florida Business Bank’s group health, dental, long-term disability and life insurance plans (or a lump sum payment equal to the cost of providing such coverage) for a period of one year following such termination or, if earlier, the date he becomes covered under another employer’s plan providing for a similar type of benefit. Pursuant to the Merger Agreement, Business Bank will pay all such amounts to the executives at or prior to closing of the Merger. The pre-tax severance payments to Mr. Norris, Ms. Gioia and Mr. Reeder are estimated to be $800,000, $464,300 and $319,000, respectively, and the pre-tax payment to Mr. Norris in lieu of continuing benefit coverage is estimated to be $23,263. Payment of such severance is conditioned upon the executive’s release of all claims against Florida Business Bank and its affiliates. Each Change in Control Agreement includes a covenant regarding the protection of confidential information and an agreement not to compete with Florida Business Bank or its successors for a period of two years following the executive’s termination of services for any reason. As noted above under “Reeder Employment Offer Letter,” pursuant to the terms of an offer letter between Mr. Reeder and Seacoast, Seacoast will pay Mr. Reeder’s severance amount under his Change in Control Agreement within thirty days following the closing of the merger.
Treatment of Business Bank Equity Awards
The merger agreement requires Business Bank to take all actions necessary to accelerate the vesting of any outstanding Business Bank options such that all unvested Business Bank options shall be deemed vested contingent upon and effective upon the effective time of the merger. As of the record date, there were 65,625 Business Bank options outstanding. Business Bank is also required to amend the Business Bank stock plan to allow for exercise of each option and for the applicable withholding taxes to be paid by a “cashless exercise” arrangement. There are currently 30,875 options held by the Business Bank Directors and Executive Officers that presently are unvested, which will vest contingent upon and at the effective time of the merger.
The merger agreement further requires Business Bank to take all actions necessary to cause each Business Bank equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Business Bank options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Business Bank option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Business Bank common stock subject to such Business Bank option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank common stock at which such Business Bank option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Director Restrictive Covenant Agreement; Claims Letters
Each director of Business Bank and Florida Business Bank has entered into a restrictive covenant agreement, covering a three year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus. In addition, certain officers and directors of Business Bank have entered into a claims letter in the form attached as Exhibit C to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against Business Bank, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of Business Bank and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Business Bank’s articles of incorporation, bylaws and the FBCA. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Business Bank pursuant to Business Bank’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Business Bank.
Severance Benefits
In connection with the merger, employees of Business Bank, including officers (except for any officers of Business Bank who receive change in control benefits in connection with an existing employment or retention agreement or the Change in Control Agreements), whose employment terminates during the six-month period following the closing of the merger will be entitled to receive a severance payment equal to two (2) weeks’ pay for each year of employment with Business Bank as of such date of termination, with a four (4) week minimum and a twenty (20) week maximum, if such employee is classified an exempt employee within the meaning of the Code. Employees classified as non-exempt employees will be entitled to receive a severance payment equal to one (1) week’s pay for each year of employment with Business Bank as of the date of such termination, with a two (2) week minimum and a ten (10) week maximum.

PROPOSAL 2: ADJOURNMENT OF THE BUSINESS BANK SPECIAL MEETING
Business Bank shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the Business Bank special meeting could be adjourned to any date. If the Business Bank special meeting is adjourned, Business Bank shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Business Bank common stock will be voted in favor of the adjournment proposal.
The affirmative vote of a majority of the votes cast on the proposal, in person or by proxy, at the special meeting by holders of shares of Business Bank common stock is required to approve the adjournment proposal.
THE BUSINESS BANK BOARD OF DIRECTORS RECOMMENDS THAT BUSINESS BANK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger and the Bank Merger
The boards of directors of Seacoast and Business Bank have each unanimously approved and adopted the merger agreement, which provides for the merger of Business Bank with and into Seacoast, with Seacoast as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger, Florida Business Bank, a wholly-owned subsidiary of Business Bank, will merge with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of Business Bank common stock outstanding immediately prior to the effective time of the merger (excluding shares held by Business Bank, SNB, Florida Business Bank, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger
All shares of Seacoast common stock received by Business Bank shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
Seacoast and Business Bank will use their reasonable best efforts to cause the closing to occur on a mutually agreeable date, which will be no later than ten business days following the date on which satisfaction or waiver of all closing conditions has occurred (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction and waiver thereof), which is the date when the effective time is to occur, unless otherwise agreed to by the parties. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.
We currently expect that the merger will be completed in the first quarter of 2022 subject to the approval of the merger agreement by Business Bank shareholders and certain bank regulators and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Business Bank will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.
Merger Consideration
Under the terms of the merger agreement, each share of Business Bank common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Business Bank, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) will be converted into the right to receive 0.7997 of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also refer to in an aggregate consideration amount, which includes the substitute stock options certain Business Bank option holders may receive, as the “aggregate merger consideration”). Please see “The Merger Agreement — Consideration” beginning on page for more information. If Business Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing date is less than $21.4 million (less the after-tax impact of permitted expenses) and Florida Business Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loan originated under the PPP), Seacoast shall have the option to adjust the aggregate merger consideration downward, including a corresponding downward adjustment to the exchange ratio, by an amount that is reflective of the overall shortfall between $21.4 million (less the after-tax impact of permitted expenses) and Business Bank’s actual consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the effective time of the merger.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest) in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, less any applicable withholding taxes. The “determination date” is defined in the merger agreement as the later of the date on which the last required consent obtained without regard to any requisite waiting period or the date on which Business Bank shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
A Business Bank shareholder also has the right to obtain the fair value of his or her shares of Business Bank common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Business Bank common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” Dissenting shares shall not be entitled to receive the applicable merger consideration unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the merger under the FBCA. See “The Merger — Appraisal Rights for Business Bank Shareholders” beginning on page 51.
If Seacoast or Business Bank change the number of shares of Seacoast common stock or Business Bank common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or Business Bank common stock, then the merger consideration shall be appropriately and proportionately adjusted.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $37.56 on November 3, 2021, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of Business Bank common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $30.04 per share.
The value of the shares of Seacoast common stock to be issued to Business Bank shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.”
Treatment of Business Bank Equity Awards
The merger agreement requires Business Bank to take all actions necessary to accelerate the vesting of any outstanding Business Bank options such that all unvested Business Bank options shall be deemed vested contingent upon and effective upon the effective time of the merger. As of the record date, there were 65,625 Business Bank options outstanding. Business Bank is also required to amend the Business Bank stock plan to allow for exercise of each option and for the applicable withholding taxes to be paid by a “cashless exercise” arrangement.
The merger agreement further requires Business Bank to take all actions necessary to cause each Business Bank equity award issued and outstanding immediately prior to the effective time to be terminated at the effective time of the merger. In consideration of such termination, Seacoast will grant to each holder of Business Bank options, as of the effective time, an option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan (which we refer to as the “substitute option”), on the same terms and conditions as applicable to each such Business Bank option as in effect immediately prior to the effective time, except that (A) the number of shares of Seacoast common stock subject to such substitute option shall equal the product of (x) the number of shares of Business Bank common stock subject to such Business Bank option immediately prior to the effective time, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of Seacoast common stock issuable upon exercise of such substitute option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank common stock at which such Business Bank option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent.
Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its exchange agent, Continental Stock Transfer and Trust Company. The merger agreement requires Seacoast to cause the exchange agent as promptly as practicable after the effective time and within five business days, to send to each former holder of shares of Business Bank common stock, including holders of Business Bank equity awards who received Business Bank common stock in accordance with the exercise of such Business Bank equity awards prior to the effective time, but excluding the holders, if any, of dissenting shares, transmittal materials for use in exchanging such holder’s Business Bank certificates or electronic book-entry shares for the merger consideration. Upon surrender to the transfer agent of its certificates, a holder will be entitled to receive the merger consideration and any cash in lieu of a fractional share of Seacoast common stock to be issued.
Subject to law, following the surrender of any certificate or book-entry shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Seacoast common stock issued in exchange for Business Bank common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Seacoast common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender
On or before the closing date, the stock transfer books of Business Bank will be closed and there will be no further transfers on the stock transfer books of Business Bank.
Organizational Documents of Surviving Holding Company and Surviving Bank; Directors and Officers
The organizational documents of Seacoast in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving company after the effective time of the merger, and the directors and officers of Seacoast immediately prior to the effective time of the merger shall continue as the directors and officers of Seacoast following the effective time of the merger.
In addition, the organizational documents of SNB in effect immediately prior to the effective time of the bank merger shall be the organizational documents of the surviving bank after the effective time of the bank merger. The directors and officers of SNB immediately prior to the effective time of the bank merger shall continue as the directors and officers of the surviving bank following the effective time of the bank merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Business Bank has agreed to certain restrictions on its activities until the effective time of the merger. In general, Business Bank has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
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conduct its business in the ordinary course consistent with past practice;

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use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

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maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and

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provide Seacoast with Business Bank’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of the merger agreement.

Both Seacoast and Business Bank have agreed to take no action that would adversely affect or delay (i) the receipt of Business Bank shareholder approval of the merger agreement, (ii) the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement, (iii) the performance of their respective covenants and agreements or (iv) the consummation of the transactions contemplated by the merger agreement.
Business Bank has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:
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amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

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grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

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issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of Business Bank Equity Awards outstanding as of the date of the merger agreement;

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make any change in any instrument or contract governing the terms of any of its securities;

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make any investment in any other person, other than in the ordinary course of business consistent with past practice;

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charge off or sell (except in the ordinary course of business consistent with past practices or as required by GAAP or applicable law or regulatory authority) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

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sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);
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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement or as agreed to by the parties, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) make any changes to a benefit plan that are not required by law, or (v) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;

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file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

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enter into any closing agreement as described in Section 7121 of the Internal Revenue Code or surrender any claim for a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities, other than in the ordinary course of business and consistent with past practices;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

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take any action or fail to take any action that will cause Business Bank’s consolidated tangible shareholders’ equity to be less than $21.4 million at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that Florida Business Bank may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger and the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Business Bank Shareholder Approval
Business Bank has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the merger agreement by the holders of at least a majority of the outstanding shares of Business Bank common stock and such other matters as the Business Bank board of directors may direct. Business Bank has further agreed to use its reasonable best efforts to cause such shareholder meeting to occur as soon as reasonably practicable.
Regulatory Matters
This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.
Each of Seacoast and Business Bank has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and Business Bank has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and Business Bank have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and Business Bank will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and Business Bank have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and Business Bank has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.
In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including Business Bank.

NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of Business Bank common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Business Bank on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with Business Bank for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.
With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Business Bank benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.
If, within six months after the effective time of the merger, any covered employee (other than those who receive certain payments or retention benefits pursuant to agreements with Business Bank) is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal to its severance policies.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of Business Bank against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Business Bank or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Business Bank and the FBCA. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of Business Bank as provided in its organizational documents shall survive the merger and continue in full force and effect and shall be honored by Seacoast.
For a period of no less than six years after the effective time of the merger, Seacoast will provide director’s and officer’s liability insurance that serves to reimburse the officers and directors of Business Bank at or prior to the effective time of the merger with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Business Bank provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such Business Bank policy.
Third Party Proposals
Business Bank has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to: initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Business Bank or its subsidiaries, (ii) tender or exchange offer, that if consummated, would result in any third-party owning 25% or more of any class of equity or voting securities of Business Bank or Florida Business Bank, (iii) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Business Bank and its subsidiaries or 25% or more of any class of equity or voting securities of Business Bank or Florida Business Bank, or (iv) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement (items (i)-(iv) collectively referred to as an “acquisition proposal”).
However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Business Bank shareholders, if Business Bank receives an unsolicited acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Business Bank board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then Business Bank may furnish non-public information or data to the third party making the acquisition proposal and participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the Business Bank board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the Business Bank shareholders under applicable law and if Business Bank enters into a confidentiality agreement with such third party. Business Bank must promptly advise Seacoast in writing within twenty-four hours following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis.
A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Business Bank common stock on terms that the Business Bank board of directors concludes in good faith to be more favorable to the shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms set forth in the merger agreement) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law, is more favorable to the Business Bank shareholders from a financial point of view than the merger (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement).
The merger agreement generally prohibits Business Bank’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the Business Bank board of directors set forth in this proxy statement/prospectus that the Business Bank shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the Business Bank shareholders, however, the Business Bank board of directors may effect a change in recommendation in response to a bona fide, unsolicited, written acquisition proposal that the Business Bank board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and if the board concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to accept such superior proposal would result in a breach of its fiduciary obligations to Sabal Palm shareholders under applicable law, then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The Business Bank board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Business Bank has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the Business Bank board of directors determines in good faith (after consultation with outside legal counsel and its financial advisors) that such superior proposal continues to be or is reasonably expected to continue to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) Business Bank has given Seacoast at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, Business Bank has negotiated and has caused is representatives to negotiate in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, Business Bank shall be required to deliver a new written notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the Business Bank board of directors makes a change in recommendation, if Business Bank terminates the merger agreement to enter into an agreement with respect to a superior proposal, or if Business Bank’s shareholders do not approve the merger agreement and Business Bank enters into an agreement with respect to an acquisition proposal within twelve months from the date the merger agreement is terminated, Business Bank could be required to pay Seacoast a termination fee of $1.56 million in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”
Approval of 280G Payments
In the event that the execution of the merger agreement and the consummation of the transactions contemplated thereby would entitle any person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the Business Bank shareholders, then Business Bank has agreed to take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote in a manner that satisfies the shareholder approval requirements for exemption under Section 280G of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits.
Systems Integration; Operating Functions
From and after the date of the merger agreement, Business Bank shall and shall cause Florida Business Bank and its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to their business) to cause Florida Business Bank’s data processing consultants and software providers to, cooperate and assist Business Bank and Seacoast in connection with an electronic and systems conversion of all applicable data of Business Bank and Florida Business Bank to the Seacoast systems, including the training of Business Bank and Florida Business Bank employees during normal banking hours. Additionally, Business Bank shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. Business Bank shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. Business Bank shall provide office space and support services in connection with the foregoing, and senior officers of Business Bank and Seacoast shall meet from time to time as Business Bank or Seacoast may reasonably request, to review the financial and operational affairs of Business Bank and its subsidiaries, and Business Bank shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of Business Bank or Florida Business Bank prior to the effective time of the merger and Business Bank and Florida Business Bank shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws. Business Bank will be responsible for all conversion and deconversion fees and expenses, regardless of whether the merger becomes effective.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and Business Bank relating to their respective businesses. The representations and warranties of each of Seacoast and Business Bank have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and Business Bank to each other primarily relate to:
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corporate organization, existence, power and standing;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

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regulatory approvals required in connection with the merger;

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capitalization;

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ownership of subsidiaries;

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financial statements;

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legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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reports filed with governmental entities, including, in the case of Seacoast, the SEC;

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Community Reinvestment Act compliance;

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absence of any actions or any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of the Code or materially impede or delay the receipt of any required regulatory consent;

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

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fees paid to financial advisors.

Business Bank has also made representations and warranties to Seacoast with respect to:
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absence of a material adverse effect on Business Bank since January 1, 2021 and absence of certain other changes or events;

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tax matters;

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environmental matters;

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employee benefit plans and labor matters;

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material contracts;

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intellectual property;

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loan and investment portfolios;

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adequacy of allowances for losses;

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loans to executive officers and directors;

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privacy of customer information;

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technology systems;

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maintenance of insurance policies;

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corporate documents;

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the inapplicability to the merger of state takeover laws;

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real and personal property;

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investment advisory, insurance and broker-dealer matters;

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investment securities and commodities;

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opinion of financial advisor; and

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transactions with affiliates.

Additionally, Seacoast has also made a representation and warranty to Business Bank with respect to the legality of Seacoast common stock to be issued in connection with the merger.
Certain of the representations and warranties of Business Bank and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Business Bank and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to (i) have a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevent or materially impair, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger, the bank merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) the impact of actions and omissions of a party (or its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies; (C) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies; and (D) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory, in each case generally affecting banks and their holding companies, except, with respect to (B), (C) and (D), if the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and Business Bank to complete the merger are subject to the satisfaction of the following conditions:
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the approval of the merger agreement by Business Bank shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger and the bank merger, including Business Bank and Florida Business Bank;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, and no order suspending such effectiveness having been issued;

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the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

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the performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of corporate authorizations and other certificates from the other party; and

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
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Business Bank’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to Business Bank’s material contracts;

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the holders of no more than 5% of Business Bank common stock shall have exercised their dissenters’ rights under the applicable statue;

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Business Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $21.4 million and Florida Business Bank’s general allowance for loan and lease losses shall be an amount not less than 1.61% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

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all outstanding Business Bank options shall have been terminated and exchanged for the option to purchase shares of Seacoast common stock pursuant to Seacoast’s Incentive Plan and Business Bank’s board of directors shall have terminated the Business Bank stock plans;

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the completion of certain items set forth on the Seacoast disclosure schedule;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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the receipt of executed claims letters and restrictive covenant agreements from certain executive officers and/or directors of Business Bank and Florida Business Bank;

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the delivery of a non-foreign affidavit by Business Bank; and

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Business Bank shall have taken all actions necessary to prevent certain payments and benefits received by executives of Business Bank in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Business Bank shareholders, as follows:
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by mutual consent of the board of directors of Business Bank and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Business Bank, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to March 31, 2022; or

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by the board of directors of either Seacoast or Business Bank, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

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by the board of directors of either Seacoast or Business Bank, if the Business Bank shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

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by the board of directors of either Seacoast or Business Bank, if the merger has not been completed by March 31, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

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by the board of directors of Seacoast, if (i) the Business Bank board of directors withdraws, qualifies or modifies their recommendation that the Business Bank shareholders approve the merger agreement in a manner adverse to Seacoast, or resolves to do any of the foregoing, (ii) Business Bank fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Business Bank’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

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by the board of directors of Business Bank, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Business Bank has not materially breached any such provisions); or

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by the board of directors of Seacoast, if holders of more than 5% in the aggregate of Business Bank common stock have voted such shares against the merger agreement or the merger at the Business Bank special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee
Business Bank will owe Seacoast a $1.56 million termination fee if:
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(i) either party terminates the merger agreement in the event that approval by the shareholders of Business Bank is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Business Bank or Florida Business Bank; (b) because Business Bank has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Business Bank has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Business Bank shareholders; and (1) Business Bank receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Business Bank either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or
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Seacoast terminates the merger agreement as a result of the board of directors of Business Bank recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

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Business Bank terminates the merger agreement because the board of directors of Business Bank has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Business Bank or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge Business Bank from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.
Waiver; Amendment
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before the effective time of the merger, by subsequent writing signed by each of the parties, whether before or after the Business Bank shareholders have approved the transactions contemplated by the merger agreement, except to the extent that any such amendment would require the approval of the shareholders, unless such required approval is obtained.
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before or after approval of the matters presented in connection with the merger by Business Bank, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Business Bank shareholders, there may not be, without further approval of the Business Bank shareholders, any amendment of the merger agreement that requires the approval of Business Bank shareholders.
At any time prior to the effective time of the merger, the parties may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party by a duly authorized officer of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.
Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast and Business Bank are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of Business Bank common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock and cash. As a result, the rights of former shareholders of Business Bank who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Business Bank shareholders and Seacoast shareholders. The following summary does not include a complete description of all differences between the rights of Business Bank shareholders and Seacoast shareholders, nor does it include a complete discussion of the respective rights of Business Bank shareholders and Seacoast shareholders.
The following summary is qualified in its entirety by reference to the FBCA, Seacoast’s articles of incorporation and bylaws, and Business Bank’s articles of incorporation and bylaws. Seacoast and Business Bank urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, and Business Bank’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of Business Bank shareholders. Business Bank will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on March 1, 2021 and are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page i of this proxy statement/prospectus.
	Business Bank	SEACOAST
Capital Stock	Holders of Business Bank capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Business Bank’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Business Bank’s authorized capital stock consists of 3,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, par value $5.00.	Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).
Outstanding	As of November 1, 2021, there were 1,112,308 shares of Business Bank common stock outstanding, 65,625 options outstanding, of which 30,875 options were fully vested and 34,750 options remained unvested; and no shares of preferred stock were issued and outstanding.	As of September 30, 2021, there were 58,349,137 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Holders of each outstanding share of common stock shall be entitled to	Holders of Seacoast common stock generally are entitled to one vote per

	Business Bank	SEACOAST
	one vote on each matter submitted to a vote at a meeting of the shareholders.	share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Dividends
Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
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The corporation would not be able to pay its debts as they come due in the usual course of business; or

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The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
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its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.
Number of Directors	Business Bank’s articles of incorporation provide that the number of directors serving on Business Bank’s board of directors	Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from

	Business Bank	SEACOAST
should not be fewer than one. Directors must be natural persons at least eighteen years of age or older, and own at least 100 shares of common stock of Business Bank. A majority of the board of directors may increase or decrease the number of directors, but no decrease shall have the effect of shortening the term of any incumbent director.
time to time by a vote of 66 2∕3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. Business Bank’s articles of incorporation do not otherwise provide for the vote required to elect directors.
Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such

	Business Bank	SEACOAST
resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.
Removal of Directors	Florida law allows shareholders to remove one or more directors from the board of directors with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. A director may be removed by the shareholders only at a meeting of shareholders called for the purpose of removing the director, and the meeting notice must state that the removal of the director is the purpose, or one of the purposes, of the meeting. Directors may also be removed by judicial proceedings.	Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2∕3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.
Vacancies on the Board of Directors	Business Bank’s articles of incorporation provide that any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by appointment by a majority of the directors then in office, even if less than a quorum. Florida law also allows a vacancy to be filled by the shareholders.	Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2∕3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.
Action by Written Consent	Business Bank’s bylaws provide that any action required or permitted by law to be taken at a board of directors’ meeting or committee meeting may be taken without a meeting if action is taken by all members of the board or the committee. The action must be evidenced by a written consent	Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock

	Business Bank	SEACOAST
	describing the action taken and signed by each director or committee member. Action taken shall be effective when the last director signs the consent, unless the consent specifies a different effective date. The consent signed shall have the same effect as a unanimous vote.	must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.
Advance Notice requirements for Shareholder Nominations and Other Proposals	Shareholders of Business Bank are not required to provide advance notice for shareholder nominations and other proposals any annual meeting.
Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

Notice of Shareholder Meeting	Notice of the date, time and place of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the meeting, either personally, or by teletype, telegraph, or other form of	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.

	Business Bank	SEACOAST
electronic communication, or by mail by or at the direction of the chairman of the board, the president, the secretary or the officer or persons calling the meeting. If notice is mailed, it shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.
Amendments to Charter
Business Bank’s articles of incorporation may be amended in accordance with the FBCA.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).
Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2∕3 % of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.
Amendments to Bylaws	The board of directors of Business Bank has the power to appeal, alter, amend and rescind the bylaws.	Seacoast’s bylaws may be amended by a vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2∕3 of all shares of common stock entitled to vote and (2) an Independent Majority of

	Business Bank	SEACOAST

Shareholders.
Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

Special Meeting of Shareholders	Business Bank’s bylaws provide that a special meeting of the shareholders shall be held when directed by the chairman of the board, president or the board of directors or when requested in writing by the holders of not less than one-tenth of all the shares entitled to vote at the meeting. Shareholders should sign, date, and deliver to Business Bank’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. A meeting requested by shareholders shall, subject to applicable law, be called for a date not less than ten nor more than sixty days after the request is made, unless the shareholders requesting the meeting designate a later date. The call for the meeting shall be issued by the secretary, unless the chairman of the board, president, the board of directors or shareholders requesting the calling of the meeting shall designate another person to do so.	Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman of the Board or the Executive Chairman of the Board, the Chief Executive Officer, the President or by the board of directors. The notice of such meeting must state the purpose of such meeting and no business may be transacted at the meeting except as stated in such notice. A special meeting of shareholders may be called by the Chief Executive Officer at the written request of the holders of shares representing not less than 50% of the voting.
Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy	Business Bank’s bylaws provide that a shareholder, a person entitled to vote on behalf of a shareholder pursuant to law, or an attorney in fact, may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him/her by signing an appointment form, either personally or by his/her attorney in fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photo static, telecopy,	Seacoast’s bylaws provide that a shareholder, a person entitled to vote on behalf of a shareholder pursuant to law, or an attorney in fact, may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him/her by signing an appointment form, either personally or by his/her attorney in fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photo static, telecopy,

	Business Bank	SEACOAST
	electronic transmission (including a .PDF file) or equivalents reproduction of an appointment form is a sufficient appointment form. An appointment of a proxy is effective when received by the Secretary or other officer authorized to tabulate votes and is valid for up eleven months, unless a longer period is expressly provided in the appointment form. The death or incapacity of a shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises his authority under the appointment.	electronic transmission (including a .PDF file) or equivalents reproduction of an appointment form is a sufficient appointment form. An appointment of a proxy is effective when received by the Secretary or other officer authorized to tabulate votes and is valid for up eleven months, unless a longer period is expressly provided in the appointment form. The death or incapacity of a shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises his authority under the appointment. A proxy shall be irrevocable if it conspicuously states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
Preemptive Rights	Business Bank’s shareholders do not have preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement
Business Bank does not have a shareholder rights plan. Two or more shareholders of Business Bank may enter into an agreement providing for the exercise of voting rights in the manner provided in the agreement.
Business Bank and the shareholders of Business Bank have entered into a Shareholders’ Agreement, dated March 30, 2007, which will be terminated at or prior to the effective date of the merger. Excluding certain exempt transfers, the Shareholders’ Agreement places certain restrictions on a shareholder’s right to transfer shares without the prior written consent of the majority shareholder, Reserve Financial Associates, LLC. Any attempted transfer not in accordance with the terms of the Shareholders’ Agreement shall be null and void ab initio and of no
Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.

	Business Bank	SEACOAST

force or effect.
Pursuant to the Shareholders’ Agreement, if at any time a minority shareholder desires to sell any or all of his shares other than to a permitted or exempt transferee, the majority shareholder shall have the first option to purchase such ordered shares. If the majority shareholder does not exercise its option, the corporation shall be required to purchase all of the offered shares.
Pursuant to the Shareholders’ Agreement, if at any time the majority shareholder proposed to transfer any or all of its shares other than to a permitted or exempt transferee, each minority shareholder shall have the right to participate in such sale on a pro rata basis with the majority shareholder for the same consideration per share and otherwise on the same terms and conditions as the majority shareholder proposes to transfer its shares. If at any time the majority shareholder proposed to transfer any or all of its shares to a bona fide purchaser other than to a permitted or exempt transferee, the majority shareholder may require the minority shareholders to transfer their shares to such bona fide purchaser in the same transaction in which the majority shareholder transfers its shares for the same consideration per share and otherwise on the same terms and conditions upon which the majority shareholder effects the transfer of his shares.

Indemnification of Directors and Officers	Business Bank’s bylaws provide that the corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer,	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

Business Bank	SEACOAST

employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The corporation shall have the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjusted to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability that in view of all circumstances of the case, such person is fairly and reasonably

Business Bank	SEACOAST

entitled to indemnity for such expenses which such court shall deem proper.
To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any such proceeding, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.
Unless determined pursuant to a court order, any such indemnification shall be made by the corporation only upon a determination that the appropriate standard of conduct has been made, as determined by the board of directors by majority vote of a quorum consisting of directors who are not parties to such proceeding (or, if such a quorum is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding), by independent legal counsel selected by the board of directors or a committee, or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding (or if no such quorum is obtainable, by majority vote of shareholders who were not parties to such proceeding).
Indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or gent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute a violation of the criminal law (unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct

	Business Bank	SEACOAST
was unlawful), a transaction from which the director, officer, employee or agent derived an improper benefit, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable in the case of a director, or willful misconduct or conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Certain Business Combination Restrictions	Business Bank’s articles of incorporation do not contain any provision regarding business combinations between Business Bank and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	Business Bank’s articles of incorporation do not contain any provision regarding fundamental business transactions.	Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2∕3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2∕3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision	Business Bank’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast

	Business Bank	SEACOAST
and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.
Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Business Bank Shareholders” and Appendix C.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS BANK OF FLORIDA, CORP.
General
Business Bank is a bank holding company, incorporated in Florida in 2005, and registered under the BHC Act. Business Bank’s principal subsidiary is Florida Business Bank, a Florida banking corporation, which commenced operations in 2000. Florida Business Bank’s main office and its branch office are both located in Melbourne, Florida. Florida Business Bank’s mission is to be a leading safe, sound and profitable community bank providing best-in-class responsive and personalized customer service to small businesses. At September 30, 2021, Business Bank had approximately $191 million in total assets, $139 million in loans, $169 million in consolidated deposits and shareholders’ equity of $22 million.
Business Bank’s website is https://www.floridabusinessbank.com/. The information on Business Bank’s website is not part of this proxy statement/prospectus, and the reference to the Business Bank website does not constitute incorporation by reference of any information on that website into this prospectus.
Business
Business Bank does not conduct any other business activities other than the ownership and operation of Business Bank. Business Bank operates one office in Melbourne, Florida, where the bank is headquartered. Business Bank specializes in business and consumer banking.
Banking Services
As of September 30, 2021, Business Bank had approximately $137 million in total net loans and leases. Approximately 79% of Business Bank’s total loans were real estate loans and approximately 20% of Business Bank’s loans were classified as commercial and industrial loans, followed by a 0.07% concentration in other loans (which includes individuals, obligations of states and political subdivisions in the U.S. and loans to nondepository financial institutions).
As of September 30, 2021, Business Bank had deposits of approximately $169 million. Approximately 44% of Business Bank’s total deposits were transaction deposits, approximately 47% were comprised of money market accounts, and approximately 8% consisted of time deposits.
Employees
As of September 30, 2021, Business Bank had 15 full-time employees, none of whom is covered by a collective bargaining agreement.
Properties
Business Bank’s sole office is located at 340 North Harbor City Blvd, Melbourne, Florida 32935.
Legal Proceedings
There are no threatened or pending legal proceedings against Business Bank or Florida Business Bank which, if determined adversely, would, in the opinion of management, have a material adverse effect on Business Bank’s business, financial condition, results of operations or cash flows.
Competition
Florida Business Bank operates one full service banking office in Melbourne, Florida. This branch provides a presence in the Palm Bay — Melbourne — Titusville, Florida metropolitan statistical area. As of September 30, 2021, the most recent data reported in the FDIC’s Summary of Deposits, the Palm Bay — Melbourne — Titusville, Florida metropolitan statistical area had 16 financial institutions with an aggregate 96 offices with approximately $12 billion in deposits. Florida Business Bank’s office comprises 1.37% of the market share.

The following table lists Florida Business Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for the Palm Bay — Melbourne — Titusville, Florida metropolitan statistical area, as of June 30, 2021.
Market Area	Market Rank	Total No. of Institutions in Market	Total Deposits In Market (in 000’s)	Market Share
Palm Bay – Melbourne – Titusville, Florida MSA	12	16	$12,143,767	1.37%

BENEFICIAL OWNERSHIP OF BUSINESS BANK COMMON STOCK
BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BUSINESS BANK
The following table sets forth information regarding beneficial ownership of Business Bank common stock by (i) the director and executive officers of Business Bank, (ii) each person who beneficially owns 5% or more of Business Bank common stock, and (iii) all directors and officers as a group.
The percentage of beneficial ownership is calculated based on 1,112,308 outstanding shares of Business Bank common stock as of November 1, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares issuable pursuant to the exercise of stock options. Unless otherwise indicated, based on information furnished by such shareholders, management of Business Bank believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Business Bank.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)	Percentage Beneficially Owned(2)
Directors and Officers
Andrew C. Burkle, Jr.	3,125	*
Charles Frazee(3)	27,125	2.4%
John Genoni(4)	22,195	2.0%
Michelle Gioia(5)	1,950	*
William R. Norris(6)	5,850	*
Thomas Powers(7)	17,787	1.6%
Bruce Reeder(8)	400	*
Zuheir Sofia(9)	1,011,013	90.9%
Directors and Officers (as a group, 8 persons)(10)	1,089,445	95.9%
Other greater than 5% shareholders
Reserve Financial Associates, LLC	1,011,013	90.9%

*
Indicates less than 1%

(1)
Includes common stock which could be acquired under stock options exercisable within 60 days of August 23, 2021.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. “Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on August 23, 2021, plus the number of shares such person has the right to acquire within 60 days of August 23, 2021.

(3)
Includes (i) 3,125 options to purchase shares of Business Bank common stock; (ii) 3,700 shares held jointly by Charles J. Frazee and Norma J. Frazee as joint tenants with rights of survivorship; (iii) 10,800 shares held by Frazee Family Investments LTD; and (iv) 9,500 shares held by Frazee Family Investments L.P.

(4)
Includes (i) 3,125 options to purchase shares of Business Bank common stock; (ii) 18,320 shares held as trustee under trust agreement dated September 1, 2009; and (iii) 750 shares held as trustee of the John P. Genoni Revocable Trust.

(5)
Includes 1,950 options to purchase shares of Business Bank common stock.

(6)
Includes (i) 5,750 options to purchase shares of Business Bank common stock; and (ii) 100 shares held jointly by William R. Norris and Kathleen S. Norris as joint tenants with rights of survivorship.

(7)
Includes (i) 3,125 options to purchase shares of Business Bank common stock; (ii) 11,874 shares held by Entrust of Tampa Bay, LLC for the benefit of Mr. Powers’ IRA; and (iii) 2,788 shares held jointly with Doris G. Powers as trustees of the Thomas L. Powers Trust dated September 28, 2001.

(8)
Includes 400 options to purchase shares of Business Bank common stock.

(9)
Includes 1,011,013 shares held by Reserve Financial Associates, LLC, of which Mr. Sofia is the managing member, owning 21.28% of the Class A Interests and 15.28% of the Class B Interests. Mr. Sofia disclaims beneficial ownership of these shares to the extent that he does not have any pecuniary interest therein.

(10)
Includes an aggregate total of 23,625 options to purchase shares of Business Bank common stock, exercisable within 60 days of August 23, 2021.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
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A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

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A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

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A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

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A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.
EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2020 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
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Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 1, 2021;

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 5, 2021; for the quarter ended June 30, 2021, filed on August 5, 2021; and for the quarter ended September 30, 2021, filed November 3, 2021;

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The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for 2021 Annual Meeting, as amended, filed on April 9, 2021, April 30, 2021 and May 11, 2021;

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Current Reports on Form 8-K, filed on January 5, 2021, January 12, 2021, January 25, 2021, March 24, 2021, March 26, 2021, April 20, 2021, April 22, 2021 (solely with respect to Item 8.01), June 1, 2021, August 6, 2021, August 23, 2021, and August 27, 2021; and

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The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Business Bank shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference by following the instructions set forth under “Where You Can Find More Information” beginning on page i.
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by December 3, 2021.

APPENDIX A
Execution
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SEACOAST BANKING CORPORATION OF FLORIDA
SEACOAST NATIONAL BANK
BUSINESS BANK OF FLORIDA, CORP.
AND
FLORIDA BUSINESS BANK
Dated as of August 23, 2021

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Bank Merger Agreement
B	Form of Shareholder Support Agreement
C	Form of Claims Letter
D	Form of Restrictive Covenant Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 23, 2021, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Business Bank of Florida, Corp., a Florida corporation (“Business Bank”) and Florida Business Bank, a Florida state-chartered bank and wholly-owned subsidiary of Business Bank (the “Bank” and collectively with Business Bank, the “Company Group”).
Preamble
WHEREAS, the Boards of Directors of SBC and Business Bank have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Business Bank and each of SBC and Business Bank’s shareholders;
WHEREAS, this Agreement provides for the acquisition of Business Bank by SBC pursuant to the merger of Business Bank with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company Group members’ directors, (ii) certain of the Company Group members’ executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Business Bank Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit B (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Business Bank Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1   Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Business Bank shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Business Bank shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
1.2   Bank Merger.    Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its sole discretion.

1.3   Time and Place of Closing.   Unless otherwise mutually agreed to by SBC and the Business Bank, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).
1.4   Effective Time.   Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date, which shall be no later than ten (10) Business Days following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless otherwise agreed to by the Parties.
1.5   Conversion of Business Bank Common Stock.
(a)   At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Business Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(j) of this Agreement are not satisfied, Seacoast shall have the option to adjust the aggregate Merger Consideration downward, including a corresponding downward adjustment to the Exchange Ratio, by an amount that is equivalent to the difference between the Business Bank Consolidated Tangible Shareholders’ Equity and the Business Bank Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j) herein (an example of such calculation is included in Schedule 1.5(a) of the Seacoast Disclosure Letter).      At least ten (10) days prior to the Closing Date, Business Bank and Seacoast shall agree on a schedule setting forth the expected Business Bank Consolidated Tangible Shareholders’ Equity amount as of the fifth Business Day prior to the Closing Date. The consideration which all of the Business Bank shareholders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b)   At the Effective Time, all shares of Business Bank Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Business Bank Common Stock (the “Business Bank Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Business Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Business Bank Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Seacoast Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d)   If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Business Bank Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.
(e)   Each share of Business Bank Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Business Bank Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
1.6   SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.7   Business Bank Equity Awards.   At the Effective Time, each Business Bank Option shall, by virtue of the Merger, automatically cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Business Bank Options, as of the Effective Time, an option to purchase shares of SBC Common Stock pursuant to the SBC Incentive Plan (each, a “Substitute SBC Option”), on the same terms and conditions (including applicable vesting percentages, exercise periods, payment methods, and expiration provisions (as such terms may be modified prior to Closing in accordance with this Agreement), but excluding general administrative terms and conditions which shall be governed in accordance with the SBC Incentive Plan) as applicable to each such Business Bank Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Option shall equal the product of (x) the number of shares of Business Bank Common Stock subject to such Business Bank Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank Common Stock at which such Business Bank Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Section 409A of the Code. No Business Bank Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Business Bank Equity Awards shall exist following the Effective Time. Prior to the Effective Time, Business Bank shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the Business Bank Options as provided in this Section 1.7, to terminate the Business Bank Stock Plans as of the Effective Time, and to cause the provisions in any other Business Bank Benefit Plan providing for the issuance, transfer or grant of any capital stock of a Company Group member or any interest in respect of any capital stock of a Company Group Member to terminate and be of no further force and effect as of the Effective Time, and Business Bank shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Business Bank Equity Award, a person for whom a future grant of a Business Bank Equity Award had been approved, or a participant in any Business Bank Stock Plan or other Business Bank Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or a Company Group member, except with respect to Substitute SBC Options or as provided in Section 1.5 of this Agreement with respect to the Business Bank Common Stock which such person received or became entitled to receive in accordance with the exercise of such Business Bank Equity Award prior to the Effective Time.
1.8   Organizational Documents of Surviving Corporation; Directors and Officers.
(a)   The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.
(b)   The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.9   Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger and the Bank Merger, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into Business Bank, provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Business Bank Common Stock are entitled to receive under this Agreement, (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to Business Bank shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) require submission to or approval from Business Bank’s shareholders after this Agreement has been approved by Business Bank’s shareholders. SBC may exercise this right of revision by giving written notice to Business Bank in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.
ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Procedures.
(a)   Delivery of Transmittal Materials.   Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.5(a) in book-entry form equal to the aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Business Bank Common Stock, including holders of the Business Bank Equity Awards who received Business Bank Common Stock in accordance with the exercise of such Business Bank Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Business Bank Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Business Bank Certificates shall pass, only upon proper delivery of such Business Bank Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b)   Delivery of Merger Consideration.   After the Effective Time, following the surrender of a Business Bank Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Business Bank Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Business Bank Common Stock represented by its Business Bank Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Business Bank Certificate so surrendered is registered, it shall be a condition to such payment that such Business Bank Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Business Bank Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.
(c)   Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Business Bank Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Business Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d)   Return of Merger Consideration to SBC.   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Business Bank Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Business Bank Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Business Bank Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   Lost Business Bank Certificates.   In the event any Business Bank Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Business Bank Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against Business Bank or SBC with respect to such Business Bank Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Business Bank Common Stock represented by such lost, stolen or destroyed Business Bank Certificates.
2.2   Rights of Former Business Bank Shareholders.   On or before the Closing Date, the stock transfer books of Business Bank shall be closed as to holders of Business Bank Common Stock and no transfer of Business Bank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Business Bank Certificate (other than the Business Bank Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Business Bank Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Business Bank Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Business Bank Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.5(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.5(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3   Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of Section 607.1301 through 607.1340 of the FBCA (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Business Bank Common Stock owned by such Dissenting Shareholder. Business Bank shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Business Bank relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. Business Bank shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company Group has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company Group’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company Group if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company Group that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company Group. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to SBC’s publicly filed SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by SBC to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).
3.2   Standards.
(a)   No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b)   Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to (i) have a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevent or materially impair, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies.
3.3   Representations and Warranties of the Company Group.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Business Bank and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:
(a)   Organization, Standing, and Power.   Each Subsidiary of Business Bank is listed on Section 3.3(a) of the Company Disclosure Letter. Business Bank and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. Business Bank and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Business Bank and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Business Bank is a bank holding company within the meaning of the BHC Act. The Bank is a Florida state-chartered non-member bank. Business Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of Business Bank, threatened.
(b)   Authority; No Breach of Agreement.
(i)   Each of Business Bank and the Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to Business Bank Shareholder Approval and such regulatory approvals as are required by law. Subject to the Business Bank Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Business Bank and the Bank enforceable against Business Bank and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   As of the date hereof, Business Bank’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of Business Bank duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of Business Bank and the holders of Business Bank Common Stock; (C) subject to

Sections 4.5(a) and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger, to the holders of shares of Business Bank Common Stock (such recommendations being the “Business Bank Directors’ Recommendation”); (D) subject to Sections 4.5(a) and 4.12, directed that this Agreement be submitted to the holders of shares of Business Bank Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Business Bank Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger.
(iii)   The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated thereby.
(iv)   Neither the execution and delivery of this Agreement by a Company Group Member or the Bank Merger Agreement by Bank, nor the consummation by the Company Group of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) except as set forth in Section 3.3(b)(iv)(B) of the Company Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Business Bank or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Business Bank or its Subsidiaries or any of their respective material assets.
(v)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by Business Bank and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company Group is not aware of any fact, reason or basis why the necessary Regulatory Consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(c)   Capital Stock.   Business Bank’s authorized capital stock consists of (i) 3,000,000 shares of Business Bank Common Stock, par value $5.00 per share, of which, as of the date of this Agreement, 1,112,308 shares are validly issued and outstanding and (ii) 1,000,000 shares of Business Bank Preferred Stock, par value $5.00 per share, of which, as of the date of this Agreement, no shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Business Bank Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 65,625 options outstanding for shares of Business Bank Common Stock granted and vested or unvested in accordance with the Business Bank Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Business Bank Common Stock or other equity securities of Business Bank outstanding and no outstanding Rights relating to Business Bank Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Business Bank. All of the outstanding shares of Business Bank Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Business Bank Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of Business Bank. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no Contracts among Business Bank and its shareholders or by which Business Bank is bound with respect to the voting or transfer of Business Bank Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Business Bank Common Stock and all Rights to acquire shares of Business Bank Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in material compliance with all legal requirements and are not subject to any preemptive or similar rights. All of the outstanding shares of capital stock of its Subsidiaries are owned by Business Bank or wholly-owned Subsidiary thereof, free and clear of all Liens. Neither Business Bank nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, Business Bank does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Business Bank on any matter.
(d)   Financial Statements; Regulatory Reports.
(i)   Business Bank has delivered or made available (which shall include access to the following by electronic data room)to Seacoast true and complete copies of (A) all monthly reports and financial statements of Business Bank and its Subsidiaries that were prepared for Business Bank’s or the Bank’s Board of Directors since December 31, 2018, including Business Bank Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2020 and 2019, of Business Bank and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2017 of Business Bank and its Subsidiaries required to file such reports; and (D) Business Bank’s Annual Report to Shareholders for the years ended 2018, 2019 and 2020 and all subsequent Quarterly Reports to Shareholders.
(ii)   The Business Bank Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto or, in the case of any interim financial statements, the absence of notes or customary year-end adjustments thereto. The Business Bank Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of Business Bank and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Business Bank Financial Statements (the “Business Bank’s Latest Balance Sheet”), none of Business Bank or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Business Bank or the Bank since January 1, 2017, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Business Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Business Bank Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Business Bank and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2018, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii)   Each of Business Bank and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Business Bank in accordance with GAAP and to maintain accountability for Business Bank’s consolidated assets; (C) access to Business Bank’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Business Bank’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Business Bank and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Business Bank or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of Business Bank and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Business Bank and its Subsidiaries.
(iv)   Since January 1, 2018, neither Business Bank nor any Subsidiary nor any current director, officer, nor to Business Bank’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Business Bank or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Business Bank or any Subsidiary or their respective internal accounting controls. No attorney representing Business Bank or any Subsidiary, whether or not employed by Business Bank or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) of securities laws, breach of fiduciary duty or similar violations by Business Bank or any Subsidiary or any officers, directors, employees or agents of Business Bank or any of its Subsidiaries or any committee thereof or to any director or officer of Business Bank.
(v)   Business Bank’s independent public accountants, which have expressed their opinion with respect to the Business Bank Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Business Bank within the meaning of Regulation S-X and (C) with respect to Business Bank, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Business Bank’s independent public accountants have not resigned (or informed Business Bank that it intends to resign) or been dismissed as independent public accountants of Business Bank as a result of or in connection with any disagreements with Business Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by Business Bank’s independent public accountants for the Company Group since January 1, 2018.
(vi)   There is no transaction, arrangement or other relationship between Business Bank or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Business Bank Financial Statements. Business Bank has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Business Bank’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Business Bank’s internal controls. Since December 31, 2018, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Business Bank.
(vii)   None of Business Bank or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Business Bank Latest Balance Sheet included in Business Bank’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the Business Bank Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Business Bank is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $10,000. Except (x) as reflected in Business Bank’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2017 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, Business Bank does not have any Liabilities or obligations of any nature.
(e)   Absence of Certain Changes or Events.   Since January 1, 2021, (A) Business Bank and each of its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice, (B) neither Business Bank nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Business Bank and its Subsidiaries, taken as a whole, and (D) Business Bank has not made any new election or change in any existing election made by Business Bank for federal or state tax purposes.
(f)   Tax Matters.
(i)   All Taxes of Business Bank and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Business Bank and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither Business Bank nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Business Bank and each of its Subsidiaries has made available to Seacoast true and correct copies of the United States federal, state and local income tax returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2020. No claim has ever been made by a Taxing Authority in a jurisdiction where Business Bank or any of its Subsidiaries does not file a Tax Return that Business Bank or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge Business Bank and each of its Subsidiaries, no basis for such a claim exists.

(ii)   Neither Business Bank nor each of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company Group or the assets of the Company Group. No officer or employee responsible for Tax matters of the Company Group expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company Group. The Company Group has not received from any Governmental Authority any notice of deficiency or proposed adjustment for any amount of Tax, or any demand for information, formal or informal, for any tax year. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company Group, and the Company Group has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of the Company Group for all taxable periods through December 31, 2015.
(iii)   Except as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, no Company Group member is a party to a tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and, since January 1, 2008, the Company has not been a member of an affiliated group filing a consolidated federal, state or local income tax return or any combined, affiliated or unitary group for any tax purpose (other than the group of which it is currently a member), and the Company Group does not have any Liability for Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.
(iv)   Each member of the Company Group has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under applicable Law.
(v)   No Company Group member has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company Group, except for Permitted Liens.
(vi)   The Company Group has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Internal Revenue Code or any comparable provision under applicable Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision of Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Internal Revenue Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.
(vii)   The Company Group has never taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Internal Revenue Code (or any similar provision of state, local or foreign law), or participated in any “reportable transaction” or “listed transaction”, as those terms are defined in Treasury Regulation Section 1.6011-4(b) or any comparable provision of Law, or participated in any transaction substantially similar to a reportable transaction. No Company Group member is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
(viii)   The unpaid Taxes of the Company Group (A) did not, as of the date of the Business Bank’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Business Bank’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns. Since the date of the Business Bank Latest Balance Sheet, the Company Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix)   The Company Group has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Governmental Authority. There is no power of attorney given by or binding upon a member of the Company Group with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(x)   No member of the Company Group has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code within the period described in Section 897(c)(1)(A)(ii) thereof.
(g)   Environmental Matters.
(i)   Business Bank and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by Business Bank and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “Business Bank Environmental Reports”).
(ii)   Business Bank and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except as set forth in the Business Bank Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws, except for such events, conditions, circumstances, activities or plans that are not reasonably likely to have, individually or in the aggregate a Material Adverse Effect.
(iii)   There is no Litigation pending or, to the Company Group’s Knowledge, threatened before any Governmental Authority or other forum in which Business Bank or any of its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by Business Bank or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Business Bank or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv)   During the period of (A) Business Bank’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Business Bank’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.
(i)   Business Bank and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.
(ii)   Neither Business Bank nor any of its Subsidiaries are and have not since December 31, 2016, been in Default under any Laws or Orders applicable to their business or employees conducting their business.
(iii)   Neither Business Bank nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Business Bank or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require Business Bank or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.
(iv)   Business Bank and each of its Subsidiaries are and, at all times since December 31, 2016, have been, in compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v)   Neither Business Bank nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2016, a recipient of any supervisory letter from, or since December 31, 2016, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Business Bank or any of its Subsidiaries been advised in writing or, to the Knowledge of Business Bank, orally, since December 31, 2016, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi)   There (A) is no written, or to the Knowledge of Business Bank, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Business Bank or any of its Subsidiaries, (B) have been no written, or to the Knowledge of Business Bank, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2016, and (C) is not any pending or, to the Knowledge of Business Bank, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Business Bank or any of its Subsidiaries.
(vii)   Neither Business Bank nor the Bank (nor to the Knowledge of Business Bank any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(viii)   Except as required by the Bank Secrecy Act, to the Knowledge of Business Bank, no employee of Business Bank or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Business Bank or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Business Bank nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Business Bank or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Business Bank or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(ix)   Since December 31, 2016, Business Bank and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Business Bank and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Business Bank and each of its Subsidiaries since December 31, 2016, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and Business Bank and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.
(x)   The Bank is not authorized to act in any capacity as a corporate fiduciary.
(xi)   Business Bank is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Business Bank, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(xii)   To the extent that Business Bank has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Business Bank has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
(i)   Labor Relations.
(i)   Neither Business Bank nor any of its Subsidiaries is party to any Litigation asserting that Business Bank or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Business Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Business Bank or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii)   (A) Each individual that renders services to Business Bank or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) Business Bank and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Business Bank and its Subsidiaries, including all overtime pay, incentive pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii)   Neither Business Bank nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv)   No executive officer of Business Bank or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Business Bank or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(j)   Employee Benefit Plans.
(i)   Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii)   Except as set forth in Section 3.3(j)(ii) of the Company Disclosure Letter, Business Bank has made available to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under the Business Bank Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Business Bank Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.

(iii)   All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor, and each trust created under any such Benefit Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and neither Business Bank nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of Business Bank, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Knowledge of Business Bank, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.
(iv)   Neither Business Bank nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject Business Bank or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Business Bank nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of Business Bank or any of its Subsidiaries have been made to employees of Business Bank or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v)   Except as set forth in Section 3.3(j)(v) of the Disclosure Letter, none of Business Bank, any Subsidiary or any ERISA Affiliates thereof has and has never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither Business Bank nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.
(vi)   Except as set forth in Section 3.3(j)(vi) of the Company Disclosure Letter, neither Business Bank nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.
(vii)   Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company Group employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Business Bank Plans, contracts, plans, or arrangements. No amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code. Business Bank has made available to Seacoast true and complete copies of 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
1. (viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. Neither Business Bank nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which Business Bank or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code.
(ix)   Business Bank does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.
(x)   All of the Benefit Plans that constitute compensation arrangements involving officers of Business Bank or the Bank have been approved and administered by Business Bank’s Board of Directors in accordance with all applicable corporate and regulatory requirements.
(xi)   Since January 1, 2020, Business Bank has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any Benefit Plans.
(k)   Material Contracts.
(i)   Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Business Bank nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by Business Bank or any of its Subsidiaries or the guarantee by Business Bank or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of Business Bank or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Business Bank or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Business Bank or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by Business Bank or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of Business Bank or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in Business Bank or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Business Bank Board of Directors, (J) any Contract that provides for potential material indemnification payments by Business Bank or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Business Bank were required to file such with the SEC. With respect to each of the Contracts identified on Section 3.3(k) of the Company Disclosure Letter: (w) the Contract is valid and binding on Business Bank or any of its Subsidiaries thereto and, to the Knowledge of Business Bank, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Business Bank nor any of its Subsidiaries is in Default thereunder; (y) neither Business Bank nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Business Bank, in Default in any material respect or has repudiated or waived any material provision of any such Contract. Except as set forth in Section 3.3(k) of the Company Disclosure Letter, no Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of Business Bank or any of its Subsidiaries is prepayable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Business Bank nor any of its Subsidiaries, nor to the Knowledge of Business Bank, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Business Bank Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2017, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Business Bank.
(l)   Legal Proceedings.   Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of Business Bank, threatened against Business Bank or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Business Bank or any of its Subsidiaries, nor, to the Knowledge of the Company Group, do any facts or circumstances exist that would be likely to form the basis for any material claim against a Member of the Company Group that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Business Bank or any of its Subsidiaries or would materially impede or delay Business Bank or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of Business Bank, threatened, against any officer, director, advisory director or employee of Business Bank or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Business Bank or any of its Subsidiaries.
(m)   Intellectual Property.
(i)   Business Bank owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by Business Bank or any of its Subsidiaries in their businesses. Business Bank has not (A) licensed to any Person in source code form any Intellectual Property owned by Business Bank or (B) entered into any exclusive agreements relating to Intellectual Property owned by Business Bank.
(ii)   Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and, to the Knowledge of Business Bank, all unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Business Bank or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by the Company Group are valid and subsisting. Since January 1, 2016, neither Business Bank nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n)   Loan and Investment Portfolios.
(i)   All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Business Bank or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Business Bank or any of its Subsidiaries and were the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of June 30, 2021 and on a monthly basis thereafter, and of the investment portfolios of Business Bank as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.
(ii)   Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither Business Bank nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of Business Bank, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Business Bank or any Regulatory Authority having jurisdiction over Business Bank or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Business Bank or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii)   Each outstanding Loan (including Loans held for resale to investors) in which Business Bank or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Business Bank and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which Business Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(v)   Neither Business Bank nor any Subsidiary is now nor have they ever been since January 1, 2016, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Business Bank Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Business Bank, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Business Bank at all times from and after the date of the Business Bank Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Business Bank, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Loans to Executive Officers and Directors.   Neither Business Bank nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Business Bank or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Business Bank or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.
(q)   Community Reinvestment Act.   The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Business Bank, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r)   Privacy of Customer Information.
(i)   Business Bank and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r),

“IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii)   Business Bank and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s)   Technology Systems.
(i)   No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Business Bank and its Subsidiaries prior to the Effective Time.
(ii)   The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company Group. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   Business Bank has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv)   Neither Business Bank nor any of its Subsidiaries has received notice of and, to their Knowledge, are not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t)   Insurance Policies.   The Company Group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter.   Neither Business Bank nor any of its Subsidiaries is now liable for, nor has Business Bank nor any such Subsidiary received notice of, any material retroactive premium adjustment. Business Bank and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither Business Bank nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Business Bank and its Subsidiaries, Business Bank and/or one or more of its Subsidiaries are the sole beneficiaries of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of Business Bank or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Business Bank nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u)   Corporate Documents.   Business Bank has delivered or made available to SBC, with respect to Business Bank and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Business Bank and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v)   State Takeover Laws.   Business Bank has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Business Bank has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w)   Certain Actions.   Neither Business Bank nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Business Bank, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of Business Bank, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.
(x)   Real and Personal Property.   Business Bank and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Business Bank and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property Taxes owed or due by Business Bank or its Subsidiaries. Business Bank and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Business Bank and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by Business Bank or such Subsidiary or, to the Knowledge of Business Bank, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y)   Investment Advisory, Insurance and Broker-Dealer Matters.
(i)   No Subsidiary of Business Bank is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(ii)   No Subsidiary of Business Bank conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(iii)   No Subsidiary of Business Bank is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.
(z)   Investment Securities and Commodities.
(i)   Each of Business Bank and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to Business Bank’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Business Bank or its Subsidiaries. Such securities and commodities are valued on the books of Business Bank in accordance with GAAP in all material respects.

(ii)   Business Bank and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Business Bank believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Business Bank has made available to SBC the material terms of such policies, practices and procedures.
(aa)   Brokers and Finders.   Except for Hovde Group, LLC, neither Business Bank nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(bb)   Fairness Opinion.   Prior to the execution of this Agreement, the Board of Directors of Business Bank has received an executed opinion of Hovde Group, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Business Bank and a copy of such executed opinion has been or will be promptly delivered by Business Bank to SBC immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
(cc)   Transactions with Affiliates.   Except as set forth in Section 3.3(cc) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between Business Bank and any of its Subsidiaries, on the one hand, and any (i) officer or director of Business Bank or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Business Bank, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Business Bank, on the other hand, except those of a type available to non-affiliates of Business Bank generally.
(dd)   Representations Not Misleading.   No representation or warranty by Business Bank and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
3.4   Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company Group as follows:
(a)   Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a financial holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b)   Authority; No Breach of Agreement.
(i)   SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Business Bank and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger.
(iii)   Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c)   Capital Stock.   SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of June 30, 2021, 55,830,068 shares are issued, 55,436,036 shares are outstanding, and 394,032 shares were held in its treasury and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 397,620 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances. At the Effective Time, the amount of issued and outstanding capital stock of SNB, as the Surviving Bank shall be the same amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Surviving Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.
(d)   Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)   Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.
(f)   Compliance with Laws.
(i)   SBC and each of its Subsidiaries are, and at all times since December 31, 2018, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2018, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii)   Since December 31, 2018, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii)   Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2018, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h)   Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j)   Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k)   Brokers and Finders.   Except for Piper Sandler & Co., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l)   Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, (a) Business Bank and the Bank shall (i) conduct their business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (iii) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with Business Bank’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared in the ordinary course for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither Business Bank nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBC (or, with respect to Section 4.2(u) or 4.2(w), the chief credit officer or chief lending officer of SBC) (which consent shall not be unreasonably withheld or delayed):
(a)   amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   Except as set forth in Section 4.2(b) of the Company Disclosure Letter (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of Business Bank Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
(d)   (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practice) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f)   enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;
(g)   except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;
(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k)   other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, (iv) make any changes to a Benefit Plan that are not required by Law or (v) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l)   settle any Litigation, except in the ordinary course of business;
(m)   revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;
(n)   file or amend any Tax Return except in the ordinary course of business; settle or compromise any Tax Liability; or make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of state, local or foreign Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;
(o)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Business Bank from exercising its rights under Sections 4.5(a) or 4.12;
(p)   merge or consolidate with any other Person;
(q)   acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r)   enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s)   except in the ordinary course of business consistent with past practice, make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;
(t)   close or relocate any existing branch or facility;
(u)   make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

(v)   take any action or fail to take any action that will cause Business Bank’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than the Business Bank Target Consolidated Tangible Shareholders’ Equity at the Effective Time;
(w)   make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to or made available to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $250,000 and which is unsecured, or $1.0 million and which is secured, shall require the written approval of the chief executive officer, chief lending officer or chief credit officer of SNB, which approval shall not be unreasonably withheld or delayed, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;
(x)   take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y)   knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
(z)   agree or commit to take any of the actions prohibited by this Section 4.2.
4.3   Litigation.   Each of SBC and Business Bank shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Business Bank, as applicable, threatened against SBC, Business Bank or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Business Bank or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Business Bank shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Business Bank or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4   State Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Business Bank shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.
4.5   Business Bank Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.
(a)   Business Bank shall call a meeting of the holders of the Business Bank Common Stock (the “Business Bank Shareholders Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Business Bank Shareholder Approval and such other matters as the Board of Directors of Business Bank or SBC may direct. Business Bank shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of Business Bank shall make the Business Bank Directors’ Recommendation to the Business Bank Shareholders and the Business Bank Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Business Bank Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast the Business Bank Directors’ Recommendation if the Board of Directors of Business Bank concludes in good faith (and based upon the advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Business Bank Shareholders under applicable Law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Business Bank Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Business Bank at the Business Bank Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve Business Bank of such obligation.
(b)   As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(c)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Business Bank Shareholders and at the times of the meeting of the Business Bank Shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6   Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
4.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.
(c)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and the Bank Merger to qualify, and to take no action that would cause the Merger and the Bank Merger to not qualify, for treatment as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.
4.8   Applications and Consents.
(a)   The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b)   Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval or waiver of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.
(c)   Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9   Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. Business Bank shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group, LLC or any other financial advisor, as soon as reasonably practicable after the Business Bank’s receipt thereof.
4.10   Investigation and Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Business Bank (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.
4.11   Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide Business Bank with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by Business Bank; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ.
4.12   Acquisition Proposals.
(a)   Business Bank agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event Business Bank receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Business Bank Shareholder Approval, and Business Bank’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Business Bank may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Business Bank concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the Business Bank Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Business Bank shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Business Bank will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. Business Bank shall promptly (and in any event within twenty-four (24) hours) advise Seacoast in writing following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. Business Bank agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by Business Bank.
(b)   Notwithstanding the foregoing, if Business Bank’s Board of Directors concludes in good faith (and based upon the advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would result in a breach of its fiduciary obligations under applicable Laws, Business Bank’s Board of Directors may at any time prior to the Business Bank Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Business Bank Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the

Business Bank Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Business Bank may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Business Bank shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of Business Bank determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Business Bank has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Business Bank has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Business Bank shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Business Bank shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice.
4.13   Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Business Bank and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14   Employee Benefits and Contracts.
(a)   Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Business Bank and/or its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with Business Bank and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b)   With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Business Bank Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)   Prior to the Effective Time, Business Bank shall take all actions requested by SBC that may be necessary or appropriate to (i) cause Business Bank’s 401(k) Plan or one or more of the Business Bank Benefits Plans to terminate as of the Effective Time, or as of a date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Business Bank Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Business Bank Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Business Bank Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d)   Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, Business Bank) to amend or terminate any Business Bank Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, Business Bank) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e)   If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with Business Bank), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with Business Bank at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.
(f)   At or prior to the Closing, Business Bank shall make the payments set forth on Section 4.14(f) of the Seacoast Disclosure Letter.
4.15   Indemnification.
(a)   From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Business Bank or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Business Bank, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of Business Bank or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption

Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b)   Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Business Bank and the Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of Business Bank or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c)   Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Business Bank or the Bank at or before the Effective Time to be covered by Business Bank’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed the amount set forth on Section 4.15(c) of the Company Disclosure Schedule of the current annual premium paid by Business Bank (as set forth in the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d)   If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e)   The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16.   Resolution of Certain Matters.   Business Bank shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Business Bank has caused each director of Business Bank and the Bank or officer of Business Bank or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.
4.18   Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, Business Bank has caused each director or officer of Business Bank and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.

4.19.   Systems Integration; Operating Functions.   From and after the date hereof, Business Bank shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Business Bank and Seacoast in connection with an electronic and systems conversion of all applicable data of Business Bank and the Bank to the Seacoast systems, including the training of employees of Business Bank and the Bank during normal banking hours. Following the date hereof, Business Bank shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. Business Bank shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations Business Bank) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Business Bank shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB. Without limiting the foregoing, Business Bank shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers Business Bank and Seacoast shall meet from time to as Business Bank or Seacoast may reasonably request, to review the financial and operational affairs of Business Bank and its Subsidiaries, and Business Bank shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Business Bank or the Bank prior to the Effective Time, and (ii) neither Business Bank nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Business Bank shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.
4.20   Additional Contracts.   Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Section 4.20 of the Seacoast Disclosure Letter.
4.21   Transfer Taxes.   All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related fees, interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Business Bank shareholders when due. Business Bank shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
4.22   Approval of 280G Payments.   If, after reviewing the 280G calculations and other supporting materials prepared by Business Bank and its Representatives, either Business Bank or Seacoast determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of Business Bank, then Business Bank will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of Seacoast or its Representatives, Business Bank is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, Business Bank will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. Business Bank will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. Business Bank will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and Business Bank’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, Business Bank shall deliver to Seacoast evidence that a vote of Business Bank’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.
4.23   Business Bank Options.   Business Bank shall take all actions necessary to accelerate the vesting of any Business Bank Options previously granted by Business Bank, contingent upon and effective upon the Effective Time, such that all of the unvested Business Bank Options shall be deemed vested contingent upon and effective upon the Effective Time, and to amend the Business Bank Stock Plan to permit Business Bank Options to be exercised and applicable withholding taxes to be paid by a “cashless exercise” arrangement. Such actions shall be documented in a manner reasonably acceptable to Seacoast.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
(a)   Business Bank Shareholder Approval.   Business Bank shall have obtained the Business Bank Shareholder Approval.
(b)   Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Business Bank and the Bank.
(c)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(d)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)   Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Business Bank Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2   Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of the Company Group set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date

(except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company Group by the chief executive officer and the chief financial officer of Business Bank, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company Group to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company Group by the chief executive officer and the chief financial officer of Business Bank, to such effect.
(c)   Corporate Authorization.   Seacoast shall have received from the Company Group (i) certified resolutions of Business Bank’s Board of Directors authorizing the execution and delivery of this Agreement and certified resolutions of the Board of Directors and shareholders of Bank authorizing the execution of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d)   Consents.   The Company Group shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 5.2(d) of the Company Disclosure Letter.
(e)   Limitation on Dissenter’s Rights.    As of the Closing Date, the holders of no more than five percent (5.0%) of Business Bank Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their Business Bank Common Stock as Dissenting Shares.
(f)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Business Bank or the Bank.
(g)   Tax Opinion.   Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Business Bank will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering such opinion, Alston & Bird LLP shall be entitled to rely upon representations of officers of Seacoast and Business Bank reasonably satisfactory in form and substance to such counsel.
(h)   Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C.
(i)   Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.
(j)   Business Bank Consolidated Tangible Shareholders’ Equity.   Business Bank’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $21.4 million and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.61% of total loans and leases outstanding. The parties agree that all of the Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of the Bank’s allowance for loan and lease losses.
(k)   Termination of Business Bank Equity Awards.   No Business Bank Equity Awards, whether vested or unvested, or obligations to issue Business Bank Equity Awards, shall be outstanding as of the Effective Time and Business Bank’s Board of Directors shall have taken all actions necessary to terminate any Business Bank Stock Plans effective as of the Effective Time.
(l)   Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.

(m)   Non-Foreign Affidavit.   Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulations Section 1.8297-2(h), from Business Bank, along with the notice to be provided to the IRS, if applicable, that the ownership interests in Business Bank are not United States real property interests.
(n)   Section 280G.   Business Bank shall have taken all necessary actions as provided in Section 4.22, and, to the extent required by Section 4.22, the shareholders of Business Bank shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).
5.3   Conditions to Obligations of the Company Group.   The obligations of the Company Group to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company Group pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Business Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b)    Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Business Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(c)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.
(d)   Corporate Authorization.   Business Bank shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
ARTICLE 6
TERMINATION
6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding Business Bank Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:
(a)   By mutual consent of the Board of Directors of Business Bank and the Board of Directors or Executive Committee of the Board of Directors of SBC; or
(b)   By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c)   By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Business Bank Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Business Bank shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d)   By the Board of Directors of either Party in the event that the Merger has not been consummated by March 31, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e)   By the Board of Directors of SBC in the event that (i) Business Bank has withdrawn, qualified or modified the Business Bank Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Business Bank has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Business Bank has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f)   By the Board of Directors of Business Bank in the event that (i) the Board of Directors of Business Bank has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Business Bank nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g)   By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Business Bank Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.
6.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company Group, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Business Bank and its Subsidiaries or 25% or more of any class of equity or voting securities of Business Bank or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Business

Bank or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Business Bank or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Business Bank Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Business Bank or any Subsidiaries thereof, or under which Business Bank or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Business Bank employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Bank Common Stock” shall mean the $5.00 par value per share common stock of Business Bank.
“Business Bank Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Business Bank Common Stock and shall specifically include any restricted stock awards.
“Business Bank Option” shall mean each option to purchase or otherwise acquire shares of Business Bank Common Stock or which otherwise would require Business Bank to issue, sell, or otherwise cause to become outstanding any of its capital stock, issued pursuant to the Business Bank Stock Plan.
“Business Bank Preferred Stock” shall mean the $5.00 par value per share preferred stock of Business Bank.
“Business Bank Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of the Business Bank Common Stock.
“Business Bank Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Business Bank Equity Awards have been or may be issued.
“Business Bank Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $21.4 million.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated April 28, 2021, by and between Seacoast and Business Bank.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to Business Bank as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of Business Bank as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of estimated Consolidated Tangible Shareholders’ Equity shall be delivered by Business Bank to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Business Bank Shareholder Approval is obtained.
“Dissenting Shares” shall mean shares of Business Bank Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations thereunder.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal

Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
“Exchange Ratio” shall mean 0.7997, which shall remain fixed.
“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2020, and as of December 31, 2019 and 2018, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the six months ended June 30, 2021 and 2020 and for each of the years ended December 31, 2020, 2019 and 2018, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2020. Financial Statements will also include balance sheets and income statements delivered by Business Bank to SBC prior to the Effective Time for each subsequent quarter-end.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Lending Officer or Senior Lending Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or Business Bank or Bank, on the other hand, and “Parties” shall mean Seacoast and the Company Group.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of Business Bank and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to Business Bank’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Business Bank or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Business Bank and the prospectus of SBC constituting a part of the Registration Statement.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of Business Bank in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Business Bank Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.
“SBC Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2021 Incentive Plan.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2019. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.
“Seacoast Closing Price” shall mean the average of the VWAP for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Business Bank Common Stock on terms that the Board of Directors of Business Bank concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group, LLC is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a result of being a member of an affiliated or combined or unitary group, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Business Bank and the Bank.
“Termination Fee” shall mean $1.56 million.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(j)(iii)
Aggregate Merger Consideration	Section 1.5(a)
Articles of Merger	Section 1.4
Agreement	Parties
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Business Bank Certificates	Section 1.5(b)
Business Bank Directors’ Recommendation	Section 3.3(b)(ii)
Business Bank Latest Balance Sheet	Section 3.3(d)(ii)
CARES Act	Section 3.3(h)(xi)
Change in Recommendation	Section 4.12(b)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Disclosure Letter	Section 3.1
Company Regulatory Agreement	Section 3.3(h)(v)
Covered Employees	Section 4.14(a)
COVID-19 Measures	Section 3.3(h)(xi)
CRA	Section 3.3(q)
Dissenter Provisions	Section 2.3
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
IIPI	Section 3.3(r)(i)
Indemnified Party	Section 4.15(a)
Loans	Section 3.3(n)(i)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.5(a)
PPP	Section 3.3(h)(xii)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Shareholder Support Agreement	Preamble
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,”

“hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2   Non-Survival of Representations and Covenants.   Except for Articles 1 and 2, Section 4.10(b), Section 4.14, Section 4.15, and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
7.3   Expenses.
(a)   Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b)   Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4   Termination Fee.
(a)   In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by Business Bank or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Business Bank shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, Business Bank consummates an Acquisition Proposal or enters into a definitive agreement or letter of intent is entered into by Business Bank with respect to an Acquisition Proposal, Business Bank shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.
(b)   In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), Business Bank shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Business Bank terminates this Agreement pursuant to Section 6.1(f), Business Bank shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c)   Business Bank and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that Business Bank fails to pay when due any amount payable under this Section 7.4, then (i) Business Bank shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) Business Bank shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d)   Assuming Business Bank and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge Business Bank and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall Business Bank be required to pay the Termination Fee on more than one occasion.
7.5   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements (including, but not limited to the letter of intent dated June 27, 2021) or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except for Indemnified Party’s rights under Section 4.15, notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Party’s rights under Section 4.15 and (b) if the Effective Time occurs, the right of holders of Business Bank Common Stock to receive the Merger Consideration payable pursuant to this Agreement (following such holder’s compliance with Section 2.1), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
7.6   Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Business Bank Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Business Bank, unless such required approval is obtained.
7.7   Waivers.
(a)   Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
7.9   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086
Attention: Charles M. Shaffer
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777
Attention: Randolph A. Moore III
Company Group:	Business Bank of Florida, Corp. 340 North Harbor City Boulevard Melbourne, Florida 32935
Attention: Zuheir Sofia.
Copy to Counsel (which shall not constitute notice):	Porter Wright Morris & Arthur LLP 41 South High Street, Suites 2800-3200 Columbus, Ohio 43215
Attention: Jeremy D. Siegfried
7.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.
7.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16.   Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By:
/s/ Charles M. Shaffer

Charles M. Shaffer
Chief Executive Officer
SEACOAST NATIONAL BANK
By:
/s/ Charles M. Shaffer

Charles M. Shaffer
Chief Executive Officer
BUSINESS BANK OF FLORIDA, CORP.
By:
/s/ Zuheir Sofia

Zuheir Sofia
Chairman and Chief Executive Officer
FLORIDA BUSINESS BANK
By:
/s/ William R. Norris

William R. Norris
President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
PLAN OF MERGER AND MERGER AGREEMENT
FLORIDA BUSINESS BANK
with and into
SEACOAST NATIONAL BANK
under the charter of
SEACOAST NATIONAL BANK
under the title of
“SEACOAST NATIONAL BANK”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this [•] day of [•], [•], between Seacoast National Bank (hereinafter referred to as “Seacoast Bank” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Florida Business Bank, a Florida state-chartered bank, with its main office located at 340 N Harbor City Blvd, Melbourne, FL 32935 (hereinafter referred to as “Florida Business Bank” and, together with Seacoast Bank, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Seacoast Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Florida Business Bank has approved this Agreement and authorized its execution in accordance with the Act;
WHEREAS, Seacoast Banking Corporation of Florida (“SBCF”), which owns all of the outstanding shares of Seacoast Bank, and Business Bank of Florida, Corp., which owns all of the outstanding shares of Florida Business Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Business Bank of Florida, Corp. with and into SBCF, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);
WHEREAS, SBCF, as the sole shareholder of Seacoast Bank and Business Bank of Florida, Corp., as the sole shareholder of Florida Business Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Florida Business Bank with and into Seacoast Bank, with Seacoast Bank being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Florida Business Bank shall be merged with and into Seacoast Bank (the “Merger”). Upon consummation of the Merger, Seacoast Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Florida Business Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3
The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of Seacoast Bank and the banking offices of Florida Business Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of Seacoast Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Seacoast Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of Seacoast Bank consists of 10,000,000 shares of common stock, par value $10.00 per share, [5,679,285] of which are issued and outstanding.
SECTION 5
All assets of Florida Business Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Florida Business Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
Seacoast Bank and Florida Business Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Seacoast Bank and Florida Business Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Florida Business Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Florida Business Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of common stock of Seacoast Bank (the “Seacoast Bank Common Stock”) shall continue to remain outstanding shares of Seacoast Bank Common Stock, all of which shall continue to be owned by SBCF.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement has been approved by SBCF, which owns all of the outstanding shares of Seacoast Bank Common Stock and by Business Bank of Florida, Corp., which owns all of the outstanding shares of common stock of Florida Business Bank.

SECTION 11
The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:
(a)
The BHC Merger shall have closed and become effective.

(b)
The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)
The Merger may be abandoned at the election of Seacoast Bank at any time, whether before or after filings are made for regulatory approval of the Merger.

SECTION 12
Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.
SECTION 13
Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of Seacoast Bank as in effect immediately prior to Effective Time.
SECTION 14
This Agreement shall terminate if and at the time of any termination of the Plan of Merger.
SECTION 15
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.
SEACOAST NATIONAL BANK
By:	Charles M. Shaffer
As its:	Chief Executive Officer
FLORIDA BUSINESS BANK
By:	William R. Norris
As its:	Chief Executive Officer

EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK
Main Office:
815 Colorado Avenue
Stuart, FL 34994
Florida Business Bank Branch Offices Acquired:
Name	Address	County	City	State	Zip	Service Type
Headquarters	340 N. Harbor City Blvd	Brevard	Melbourne	FL	32935	Full

EXHIBIT B
FORM OF SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 23, 2021, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Business Bank of Florida, Corp., a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Florida Business Bank (“Florida Business Bank”) that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller or executive officers of Florida Business Bank that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of August 23, 2021 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Florida Business Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
(a)
The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $1.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b)
This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)
Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)
The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)
The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
(f)
No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)
The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.   Voting Agreements.   Unless there exists an Acquisition Proposal that is a Superior Proposal (provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Sections 4.5 and 4.12 of the Merger Agreement), the Shareholder agrees with, and covenants to, Buyer as follows:
(a)
At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)
At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.   Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)
Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
(b)
The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)
The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.   Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
5.   Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.
6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this

Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.
7.   Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
8.   Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.
9.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
11.   Miscellaneous.
(a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(f)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
(g)   If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
(j)   The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
(k)   Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
(l)   Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.
“SELLER”
BUSINESS BANK OF FLORIDA, CORP.
By:

Name:
Zuheir Sofia

Title:
Chairman and Chief Executive Officer

“BUYER”
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Name:
Charles M. Shaffer

Title:
Chief Executive Officer

“SHAREHOLDER”

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

[Signature Page to the Shareholder Support Agreement]

EXHIBIT C
FORM OF
CLAIMS LETTER
August 23, 2021
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer
Ladies and Gentlemen:
This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of August 23, 2021 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Business Bank of Florida, Corp., a Florida corporation (“Seller”) and Florida Business Bank, a Florida state-chartered bank and wholly owned subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, Florida Business Bank or any Seller Subsidiary, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.   Claims.   The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and Seller or any of its Subsidiaries, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller or any of its Subsidiaries; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or any of its Subsidiaries or as an officer or director of Seller or a holder of a Business Bank Equity Award (collectively, the “Disclosed Claims”).
2.   Releases and Assignment.   Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Florida Business Bank, Buyer, Seacoast National Bank and all other Seller Subsidiaries and Buyer Subsidiaries, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, Florida Business Bank or any Seller Subsidiary, in any case in connection with the Seller’s (or Seller’s Subsidiaries’) business (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.
3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.
4.   Miscellaneous.
(a)   This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b)   This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c)   This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.
(d)   In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e)   IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY

HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f)   This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g)   The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
(h)   This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signatures on following page.]

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director
[Director or Officer Signature Page to Claims Letter]

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of August 23, 2021.
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Name:
Charles M. Shaffer

Title:
Chief Executive Officer

[Seacoast Signature Page to Claims Letter]

EXHIBIT D
FORM OF
RESTRICTIVE COVENANT AGREEMENT
DIRECTOR AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of August 23, 2021, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Business Bank of Florida, Corp., a Florida corporation (“Business Bank”) and/or Florida Business Bank, a Florida state-chartered bank and wholly owned subsidiary of Business Bank (the “Bank” and collectively with Business Bank, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Business Bank and the Bank are parties to that certain Agreement and Plan of Merger, dated as of August 23, 2021, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Business Bank with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Director is a shareholder and/or director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of Business Bank Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.
Certain Definitions.

(a)   “Affiliated Company” means any company or entity controlled by Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(b)   Nonrecruitment of Employees.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself, or of anyone other than Seller, Buyer, SNB, or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in

Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict, or divert its business with Seller, Buyer, SNB, or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Director hereby agrees that, for three (3) years following the Effective Time, Director shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Director’s own behalf, or with, for or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank or any of their Affiliated Companies (i) operates a banking office at the Effective Time, or (ii) has operated a banking office within the preceding 12 months. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB, or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities in excess of five percent (5%); provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB, and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration, or scope of the covenants set forth herein. Director agrees that his or her position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time, or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB, and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief, and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.   Successors.
(a)   This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, the Buyer, SNB, and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(b)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Director hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).
To Buyer:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer

To Director:
To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding, and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER: SEACOAST BANKING CORPORATION OF FLORIDA
By:	Name: Charles M. Shaffer Title: Chief Executive Officer
DIRECTOR:
Name:
Address:

[Signature Page to Restrictive Covenant Agreement]
[Director 3-Year]

APPENDIX B
August 19, 2021
Board of Directors
Business Bank of Florida, Corp.
Florida Business Bank
340 North Harbor City Boulevard
Melbourne, Florida 32935
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Business Bank of Florida, Corp., a Florida corporation (“Business Bank”) and Florida Business Bank, a Florida state-chartered bank and wholly-owned subsidiary of Business Bank (the “Bank” and collectively with Business Bank, the “Company Group”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be effective on or about August 23, 2021. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles and Sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated August 17, 2021 provided to Hovde by Business Bank.
Subject to the terms and conditions of the Agreement, at the Effective Time, Business Bank shall be merged with and into SBC in accordance with the provisions of the FBCA (the “Merger”). SBC shall be the Surviving Corporation resulting from the Merger and the separate corporate existence of Business Bank shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC shall continue unaffected by the Merger. Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect that SNB shall be the Surviving Bank resulting from the Bank Merger, and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its sole discretion.
At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Business Bank Common Stock (except for the Excluded Shares) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, (i) 0.7997 (the “Exchange Ratio”) of a share of SBC Common Stock (the “Merger Consideration”); and (ii) cash in lieu of fractional shares as specified pursuant to Section 1.5(c) of the Agreement; provided, however, that in the event the conditions set forth in Section 5.2(j) of the Agreement are not satisfied, Seacoast shall have the option to adjust the aggregate Merger Consideration downward, including a corresponding downward adjustment to the Exchange Ratio, by an amount that is equivalent to the difference between the Business Bank Consolidated Tangible Shareholders’ Equity and the Business Bank Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j). At least ten (10) days prior to the Closing Date, Business Bank and Seacoast shall agree on a schedule setting forth the expected Business Bank Consolidated Tangible Shareholders’ Equity amount as of the fifth Business Day prior to the Closing Date. The consideration which all of the Business Bank shareholders are entitled to receive pursuant to Article 1 of the Agreement is collectively referred to as the “Aggregate Merger Consideration.”

We note that Section 1.7 of the Agreement provides that at the Effective Time, each Business Bank Option shall, by virtue of the Merger, automatically cease to be outstanding, and, in consideration therefor, SBC shall grant to each holder of Business Bank Options, as of the Effective Time, an option to purchase shares of SBC Common Stock pursuant to the SBC Incentive Plan (each, a “Substitute SBC Option”), on the same terms and conditions as applicable to each such Business Bank Option as in effect immediately prior to the Effective Time, except that (A) the number of shares of SBC Common Stock subject to such Substitute SBC Option shall equal the product of (x) the number of shares of Business Bank Common Stock subject to such Business Bank Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price for the shares of SBC Common Stock issuable upon exercise of such Substitute SBC Option shall equal the quotient determined by dividing (x) the exercise price per share of Business Bank Common Stock at which such Business Bank Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Prior to the Effective Time, Business Bank shall take all actions necessary to terminate the Business Bank Stock Plans as of the Effective Time and to cause the provisions in any other Business Bank Benefit Plan providing for the issuance, transfer or grant of any capital stock of a Company Group member or any interest in respect of any capital stock of a Company Group Member to terminate and be of no further force and effect as of the Effective Time.
Additionally, we note that Section 5.2 provides that the Agreement may be terminated by Seacoast upon the occurrence of certain conditions, including (i) if the Business Bank Consolidated Tangible Shareholders’ Equity (as defined by Section 7.1 of the Agreement) is less than $21.4 as of the close of business on the fifth Business Day prior to the Closing Date, and (ii) if the Bank’s general allowance for loan and lease losses is less than 1.61% of total loans and leases outstanding (excluding loans made pursuant to the Paycheck Protection Program). Further, the Agreement may be terminated at any time prior to the Effective Time if any of the conditions of Section 6.1 of the Agreement are met. As set forth in Section 7.4, in the event the Agreement is terminated pursuant to the certain conditions of Section 6.1, including termination if Business Bank shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Business Bank with respect to an Acquisition Proposal, Business Bank shall pay Seacoast the amount of $1.56 million (the “Termination Fee”).
With your knowledge and consent and for purposes of our analysis and opinion we have assumed (i) the closing price of SBC Common Stock on August 18, 2021 is $31.21 per share, (ii) the Exchange Ratio is 0.7997 and there has been no downward adjustment due to Business Bank’s Consolidated Tangible Shareholders’ Equity being less than the Business Bank Target Consolidated Tangible Shareholders’ Equity, and (iii) there are 1,112,308 shares of Business Bank Common Stock outstanding as of August 18, 2021, and therefore, the value of the Aggregate Merger Consideration is $27,761,692. Additionally, we have assumed that (i) there are Business Bank Options outstanding as of August 18, 2021 to purchase 65,625 shares of Business Bank Common Stock; (ii) the weighted average exercise price per share of the Business Bank Options as of August 18, 2021 is $21.29 per share of Business Bank Common Stock; and (iii) there would be issued 52,480 Substitute SBC Options to purchase shares of SBC Common Stock at $26.63 per share of SBC Common Stock, and thereby, the total Business Bank Option value is $240,602. The total Merger value is equal to the sum of the value of the Aggregate Merger Consideration of $27,761,692 plus the value of the total Business Bank Option value of $240,602, and therefore for purposes of our analysis and opinion, we have assumed that the total Merger value is $28,002,293.
You have requested our opinion as to whether the total Merger value to be received by the shareholders and option holders of Business Bank in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders and option holders of Business Bank. Our opinion addresses only the fairness of the total Merger value, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated August 17, 2021 as provided to Hovde by Business Bank;

(ii)
reviewed unaudited financial statements for Business Bank for the six-month period ended June 30, 2021;

(iii)
reviewed certain historical annual reports of Business Bank, including Business Bank’s audited annual report for the years ended December 31, 2020 and 2019;

(iv)
reviewed certain historical publicly available business and financial information concerning Business Bank;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Business Bank;

(vi)
reviewed financial projections prepared by certain members of senior management of Business Bank;

(vii)
discussed with certain members of senior management of Business Bank the business, financial condition, results of operations and future prospects of Business Bank; the history and past and current operations of Business Bank; and Business Bank’s and SBC’s assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by Business Bank;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)
took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of Business Bank or SBC since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Business Bank and SBC are true and complete. We have relied upon the management of Business Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Business Bank, SBC and Business Bank’s professionals, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Business Bank, SBC and Business Bank’s professionals on a basis reflecting the best currently available information and Business Bank’s, SBC’s and Business Bank’s professionals judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by Business Bank to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Business Bank or SBC or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Business Bank and SBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Business Bank and SBC are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Business Bank or SBC, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Business Bank or SBC.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Business Bank or SBC is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that Business Bank is not a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Business Bank or SBC and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Business Bank has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Business Bank or SBC or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on Business Bank or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Business Bank; (iii) any other strategic alternatives that might be available to Business Bank; or (iv) whether SBC has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to Business Bank as to whether or not Business Bank should enter into the Agreement or to any shareholders of Business Bank as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Business Bank relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger value is necessarily the highest or best price that could be obtained by Business Bank in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Business Bank or SBC.
This opinion was approved by Hovde’s opinion committee. This letter is directed solely to the Board of Directors of Business Bank and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Business Bank’s Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Business Bank to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from Business Bank an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger; the opinion fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the Merger. Business Bank has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to Business Bank. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to SBC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from SBC in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, Business Bank or SBC or their affiliates. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Business Bank or SBC.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total Merger value to be received by the shareholders and option holders of Business Bank in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders and option holders of Business Bank.
Sincerely,
HOVDE GROUP, LLC
Hovde Group, LLC

APPENDIX C
Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions
The following definitions apply to ss. 607.1301-607.1340:
(1)   “Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s.55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.
(2)   “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.
(3)   “Corporate action” means an event described ins. 607.1302(1).
(4)   “Corporation” means the domestic corporation that is the issuer ‘of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 — 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.
(5)   “Fair value” means the value of the corporation’s shares determined:
(a)   Immediately before the effectiveness of the corporate action to which the shareholder objects.
(b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)   Without discounting for lack of marketability or minority status.
(6)   “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
(a)   “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:
1.   Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;
2.   Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of director of the corporation; or
3.   Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than-those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 60T0832; or
c.   In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.
(b)   “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.
(c)   “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.
(7) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.
(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.
(9) Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
607.1302. Right of shareholders to appraisal
(1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)   Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;
(b)    Consummation of a merger to which such corporation is a party:
1.   If shareholder approval is required for the merger under s.:607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or
2.   If such corporation is a subsidiary and the merger is governed by s. 607.1104;
(c)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;
(d)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:
1.   Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and
2.   The disposition of assets is not an interested transaction
(e)   An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;
(f)   Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(g)   An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;
(h)   With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.   Altering or abolishing any-preemptive rights attached to any of his or her shares;
2.   Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;
3.   Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4.   Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are no otherwise redeemable;
5.   Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6.   Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7.   Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(i)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(j)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(k)   A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(l)   A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:
(a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.   A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;1
2.   Not a covered security; but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or
3.   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.
(b)   The applicability of paragraph (a) shall be determined as of:
1.   The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisals rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or
2.   If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.
(c)   Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.
(d)   For the purposes of subparagraph (a)2., a comparable trading process exists if:
1.   The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and
2.   The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established

1
15 U.S.C.A. § 77r(b)(l)(A) or (B).

2
15 U.S.C.A. § 80a -1 et seq.

by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.
(3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:
(a)   No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and
(b)   Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.
607.1303. Assertion of rights by nominees and beneficial owners
(1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:
(a)   the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner;
(b)   the particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s.607.1321 in connection with the applicable corporate action; and
(c)   the record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder. or voting trust beneficial owner on whose behalf appraisal rights are being asserted.
The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)   A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)   Submits to the corporation the record shar holder’s written consent to the assertion of such rights no later than the date referred to ins. 607.1322(2)(b)2.
(b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
(c)   Acquired all shares of the class or series before the record date established under s.607.1321 in connection with the applicable corporate action.
607.1320. Notice of appraisal rights
(1)   If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to

s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.
(2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3)   If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:
(a)   Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice; and
(b)   Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice.
(4)   Where a corporate action described ins. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:
(a)   Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,
(b)   The latest available interim financial statements, including year-to-date through the end of the interim period of such corporation, if any.
(5)   The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.
607.1321. Notice of intent to demand payment
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;
(b)   Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and
(c)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.
(2)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;

(b)   Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and
(c)   Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.
(3)   If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s.607.11035;
(b)   Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholders intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s.607.11035; and
(c)   Must not tender, or cause or permit to be tendered, any shares of sue class or series in response to such offer.
(4)   A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.
607.1322. Appraisal notice and form
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)   The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no longer than 10 days after such date, and must:
(a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.   The shareholder’s name and address.
2.   The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.   That the shareholder did not vote for or consent to the transaction.
4.   Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5.   If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.
(b)   State:
1.   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.   A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (l) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.   The corporation’s estimate of the fair value of the shares.
4.   An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5.   That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.   The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)   If not previously provided, be accompanied by a copy of ss. 607.1301 — 607.1340.
607.1323. Perfection of rights; right to withdraw
(1)   A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to ss. 607.1322(2)(b)2. Once a shareholder deposits-that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)   A shareholder who has complied with subsection (I) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)   A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 — 607.1340.
607.1324. Shareholder’s acceptance of corporation’s offer
(1)   If the shareholder states on the form provided ins. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)   Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.
607.1326. Procedure if shareholder is dissatisfied with offer
(1)   A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.13220) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.
(2)   shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(6)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(6)4.
(3)   With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.
(a)   If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s: 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.
(b)   If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgements pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.
607.1330. Court action
(1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s.607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)   The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.
(3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)   Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable, and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s.607.1326(3).
(6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.
607.1331. Court costs and counsel fees
(1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the-shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.
607.1332. Disposition of acquired shares
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.
607.1333. Limitation on corporate payment
(1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event-be deemed withdrawn with the consent of the corporation; or

(b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)   The shareholder shall exercise the option under paragraph (0(a) or paragraph (l)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
607.1340. Other remedies limited
(1)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
(a)   Not authorized and approved in accordance with the applicable provisions of this chapter;
(b)   Procured as a result of fraud, a material misrepresentation, or an omission of material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.
(2)   Nothing in this section operates to override or supersede the provisions of s. 607.0832.